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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
GEOKINETICS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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        Dear Geokinetics Stockholder:

        We cordially invite you to attend our 2008 Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, June 24, 2008, beginning at 2:00 p.m. (Central time) at the Hilton Westchase, 9999 Westheimer Road, Houston, Texas 77042.

        At this year's Annual Meeting, you will be asked to vote on the election of directors and the ratification of the appointment of UHY LLP as our independent registered public accounting firm.

        I urge you to vote for your Board's recommendations. Your vote is important. I hope you will be able to attend the meeting, but if you cannot, please vote your proxy as soon as possible.

Very truly yours,
/s/ RICHARD F. MILES Richard F. Miles President and Chief Executive Officer
Houston, Texas April 28, 2008

GEOKINETICS INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
June 24, 2008

        Notice is hereby given that the 2008 Annual Meeting of Stockholders of Geokinetics Inc., a Delaware corporation ("Geokinetics" or "the Company"), will be held at the Hilton Westchase, 9999 Westheimer Road, Houston, Texas 77042, at 2:00 p.m. (Central time) on Tuesday, June 24, 2008.

        Only Geokinetics stockholders of record who owned shares of Geokinetics' voting securities at the close of business on Friday, April 25, 2008, are entitled to notice of and can vote at this Annual Meeting or any adjournment or postponement that may take place. At the Annual Meeting, you will be asked to take the following actions:

  1.
  Elect seven directors to Geokinetics' seven-member Board of Directors, each to hold office for a term of one year; and

  2.
  Ratify the appointment of UHY LLP as Geokinetics' independent registered public accounting firm.

        We will also transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors is not aware of any other matters to be presented at the Annual Meeting.

        The Board recommends the election of the nominees for directors named in the accompanying Proxy Statement and the ratification of the appointment of UHY LLP as Geokinetics' independent registered public accountants.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign, date and return the enclosed Proxy Card as promptly as possible in the envelope enclosed for that purpose. Alternatively, you may submit your proxy by telephone or over the internet. If you attend the meeting, you may withdraw your proxy and vote in person by ballot.

By Order of the Board of Directors
/s/ DIANE ANDERSON Diane Anderson Corporate Secretary
Houston, Texas April 28, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2008

        Our proxy statement for the 2008 Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available on the Internet at http://bnymellon.mobular.net/bnymellon/gok

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL 1—ELECTION OF DIRECTORS	5
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES	5
DIRECTOR NOMINEES	5
VOTES REQUIRED; BOARD RECOMMENDATION	7
DIRECTOR INDEPENDENCE	7
CODE OF ETHICS	8
MEETINGS; COMMITTEES	8
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	9
AUDIT COMMITTEE	10
AUDIT COMMITTEE REPORT	11
COMPENSATION COMMITTEE	13
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	14
COMPENSATION COMMITTEE REPORT	14
PROPOSAL 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	16
PRINCIPAL ACCOUNTANT FEES AND SERVICES	16
AUDIT FEES	16
VOTES REQUIRED; BOARD RECOMMENDATION	17
EXECUTIVE OFFICERS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND SELLING STOCKHOLDER	17
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT	20
COMPENSATION DISCUSSION AND ANALYSIS	21
INCORPORATION BY REFERENCE	38
OTHER BUSINESS	38

GEOKINETICS INC.
1500 City West Blvd., Suite 800
Houston, TX 77042

PROXY STATEMENT

2008 Annual Meeting of Stockholders
June 24, 2008

        This Proxy Statement and the accompanying Notice of 2008 Annual Meeting of Stockholders ("Annual Meeting") and Proxy Card are being furnished in connection with the solicitation by the Board of Directors (the "Board") of Geokinetics Inc. ("Geokinetics") of proxies to be voted at the 2008 Annual Meeting scheduled to be held at the time, place and for the purposes set forth in the Notice. This Proxy Statement and the enclosed Proxy Card are being mailed to stockholders beginning on or about May 5, 2008. A copy of Geokinetics' Annual Report and Form 10-K for the fiscal year ended December 31, 2007, accompanies this Proxy Statement.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.     Who can vote?

        Stockholders holding shares of Geokinetics' Common Stock, $0.01 par value (the "Common Stock") and Series B Senior Convertible Preferred Stock, $10.00 par value (the "Series B Preferred Stock") as of the close of business on the record date, April 25, 2008 (the "Record Date"), are entitled to receive notice of and to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting. Stockholders have one vote for each share of Common Stock and ten (10) votes for each share of Series B Preferred Stock held as of the record date, which may be voted on each proposal presented at the Annual Meeting.

2.     How many shares of Geokinetics voting securities were outstanding on the Record Date?

        The outstanding voting securities of Geokinetics on the Record Date consisted of 10,325,848 shares of Geokinetics' Common Stock and 2,524,780 shares of Common Stock upon the conversion of 252,478 shares of the Series B Preferred Stock. The holders of the Common Stock and the Series B Preferred Stock vote together as a single class and not as separate classes. For information regarding holders of more than 5% of the outstanding voting securities of Geokinetics, see "Security Ownership of Certain Beneficial Owners and Management" on page 17.

3.     How do I vote?

        Every stockholder of record on the Record Date is entitled to one vote for each share of Common Stock held in his or her name and ten (10) votes for each share of Series B Preferred Stock on each proposal or item that comes before the meeting. A stockholder of record can vote in person at the Annual Meeting or by proxy in one of the following three ways:

        1.     Mail: to vote by mail, sign, date and return your proxy card in the enclosed postage-paid envelope.

        2.     Telephone: to vote by telephone, call 1-866-540-5760. Use any touch tone telephone to vote your proxy. You will need to provide the control number printed on your proxy card and follow the instructions on your proxy card and the voice prompts.

        3.     Internet: to vote over the internet, access the website www.proxyvoting.com/gok. You will need to provide the control number printed on your proxy card and follow the instructions on your proxy card and the website.

        If you vote by telephone or over the internet, do not return your proxy card.

        If you change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. Any stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise by executing a subsequent proxy, by written notice to the Corporate Secretary of Geokinetics or by attending the meeting and withdrawing the proxy in person. All written notices of revocation or other communications with respect to the revocation of proxies should be addressed to: Geokinetics Inc., 1500 City West Blvd., Suite 800, Houston, Texas 77042; Attention: Diane Anderson, Corporate Secretary. Shares represented by a duly executed proxy received prior to the Annual Meeting will be voted in accordance with the instructions indicated on the proxy. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as specified by the Board.

4.     How do I vote if my shares are held in street name?

        If your shares of Common Stock are held in the name of your broker, a bank or other nominee, only your broker, bank or other nominee may execute a proxy and vote your shares. Please sign, date and promptly return the instruction card you received from your broker, bank or other nominee, in accordance with the instructions on the card. You may vote by the Internet or telephone if your bank or broker makes those methods available, in which case you can follow the instructions on the card. If you wish to vote your "street name" shares directly, you will need to obtain a document known as a "legal proxy" from your broker, bank or other nominee. Please contact your broker, bank or other nominee if you wish to do so.

5.     Do I have to vote?

        No. However, we strongly urge you to vote. You may vote for all, some or none of Geokinetics' director nominees. You may abstain from voting or vote "FOR" or "AGAINST" the appointment of the independent registered accounting firm.

        Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal. Thus, abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

6.     What is a "quorum?"

        A "quorum" is a majority of the aggregate voting power of the outstanding voting securities and is required to hold the Annual Meeting. A quorum is determined by counting shares of Common Stock represented by all outstanding voting securities present in person at the Annual Meeting or represented by proxy. If you submit a properly executed proxy, you will be considered part of the quorum even if you abstain from voting. Stockholders representing more than a majority of the voting securities entitled to vote on the Record Date must be present or represented by proxy to constitute a quorum.

7.     How can I view the stockholder list?

        A complete list of stockholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting. You may review this list at Geokinetics' corporate offices at 1500 City West Blvd., Suite 800, Houston, Texas 77042 during ordinary business hours for a period of ten (10) calendar days before the Annual Meeting.

8.     How many votes must each proposal receive to be adopted?

        Directors are elected by a plurality of votes cast at the Annual Meeting. The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the appointment of the independent registered accounting firm.

9.     How are votes counted?

        Votes are counted in accordance with Geokinetics' Bylaws and Delaware law. If a stockholder returns an executed proxy card but does not indicate how his or her shares are to be voted, the shares covered by such proxy card will be included in determining if there is a quorum and will also be counted as votes "FOR" the election of Geokinetics' board nominees and the appointment of the independent registered accounting firm. Shares will not be voted at the Annual Meeting if no properly executed proxy card covering those shares has been returned and the holder does not cast votes with respect to those shares in person at the Annual Meeting. A broker non-vote with respect to the election of directors or appointment of the independent registered accounting firm will not be counted in determining the election of directors or appointment of the independent registered accounting firm.

10.   Who will count the votes?

        A representative of Geokinetics' Office of the Corporate Secretary will count the votes and act as the Inspector of Election. The Inspector of Election shall have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

11.   What happens if I do not specify a choice for a proposal when returning a proxy?

        You should specify your choice for each proposal on the proxy card. If no instructions are given, proxy cards that are signed and returned will be voted "FOR" the election of all director nominees and the appointment of the independent registered accounting firm.

12.   What happens if other matters come up at the Annual Meeting?

        The matters described in the notice of Annual Meeting are the only matters the Company is aware of that will be voted on at the Annual Meeting. Advanced notice is required of any matters to be voted on at the Annual Meeting so that all stockholders have an opportunity to consider matters to be voted on.

13.   Who pays for the proxy solicitation related to the Annual Meeting?

        The cost of soliciting proxies will be borne by Geokinetics. In addition to the solicitation by mail, the directors and certain regular employees of Geokinetics may solicit proxies by telephone or telecopy or in person. Such persons will not receive any fees or other compensation for such solicitation. No specially engaged employees or solicitors will be retained by Geokinetics for proxy solicitation purposes. Geokinetics may request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding this material.

14.   How can I obtain a copy of the Annual Report on Form 10-K?

        A copy of Geokinetics' Annual Report for 2007 with the Form 10-K is being mailed with this proxy statement to each stockholder entitled to vote at the Annual Meeting. If you did not receive a copy, you may obtain one free of charge by writing or calling Diane Anderson, Corporate Secretary, at Geokinetics Inc., 1500 City West Blvd., Suite 800, Houston, Texas 77042, telephone (713) 850-7600, facsimile (713) 850-7330. Additionally, the Annual Report and Form 10-K will also be available on the Internet at http://bnymellon.mobular.net/bnymellon/gok and on the Company's website at www.geokinetics.com under "Investor Relations."

15.   If I want to submit a stockholder proposal for the 2009 Annual Meeting, when it is due?

        Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2009 Annual Meeting of Stockholders must be received by Geokinetics no later than December 8, 2008, for the meeting scheduled to be held in June 2009, pursuant to the proxy solicitation rules of the Securities and Exchange Commission. However, if the date of the 2009 Annual Meeting is changed by more than 30 days from the scheduled date, then the deadline will be a reasonable time before Geokinetics begins to print and mail the 2009 proxy materials. Your proposals should be sent by certified mail, return receipt requested, to Diane Anderson, Corporate Secretary, Geokinetics Inc., 1500 City West Blvd., Suite 800, Houston, Texas 77042. Geokinetics is not required to include in its proxy statement and proxy card relating to the 2009 Annual Meeting of Stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the Securities and Exchange Commission in effect at the time such proposal is received.

        Notice of any proposal by a stockholder that is not submitted for inclusion in next year's proxy statement, but is instead presented directly at the 2009 Annual Meeting of Stockholders must be received by Geokinetics not less than 90 days nor more than 120 days prior to the first anniversary of the 2008 Annual Meeting. Under this criterion, stockholders must provide Geokinetics with notice of a matter to be brought before the 2009 Annual Meeting between April 2, 2009 and May 1, 2009. However, if the date of the 2009 Annual Meeting is changed by more than 30 days from the date of the 2008 Annual Meeting, then the deadline will be the close of business on the tenth day following the date on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to Diane Anderson, Corporate Secretary, Geokinetics Inc., 1500 City West Blvd., Suite 800, Houston, Texas 77042.

PROPOSAL 1—ELECTION OF DIRECTORS

Information about the Board of Directors and Committees

        You will have the opportunity to elect Geokinetics' entire Board of Directors at the Annual Meeting. All of the incumbent directors are standing for re-election. Pursuant to Geokinetics' Bylaws, the Board has determined that the Board will consist of seven directors and has nominated the seven persons named below for election as directors at the Annual Meeting. Each nominee has consented to being named as a nominee for election as a director and has agreed to serve as a director if elected. All directors are elected annually and serve one-year terms or until a successor has been duly elected and shall qualify.

        Directors are elected by a plurality of votes cast at the Annual Meeting. Unless contrary instructions are set forth in the proxies, the persons with proxies at the Annual Meeting will vote all shares represented by such proxies for the election of each of the nominees named therein. Should any of the nominees become unable to serve, the persons acting under the proxy will vote for the election, in the nominee's stead, of such other person as the Board of Geokinetics may recommend.

        The Board of Directors recommends that you vote "FOR" the election of each of the nominees named below.

Director Nominees

        Set forth below are the names, ages and positions of the nominees for directors. With the exception of Richard F. Miles, who was appointed on September 21, 2007, each of the Company's directors named below were elected at the 2007 Annual Meeting of Stockholders for a term of one year or until their successors were elected. Each of the Company's incumbent directors named are being nominated at the Annual Meeting of Stockholders to serve on Geokinetics' Board of Directors for additional one year terms or until his successors is elected.

Name	Age	Position with Geokinetics	Director Since
William R. Ziegler	65	Chairman (non-executive) and Director	1997
Richard F. Miles	59	President, Chief Executive Officer and Director	2007
Christopher M. Harte	60	Director	1997
Steven A. Webster	56	Director	1997
Gary M. Pittman	44	Director	2006
Robert L. Cabes, Jr.	38	Director	2006
Christopher D. Strong	49	Director	2007

        There are no family relationships among any of the director nominees or between such nominees and any executive officers of Geokinetics.

        William R. Ziegler, age 65, has served as a member of the Board of Directors since August 1, 1997, and has served as the Chairman (non-executive) since February 2, 1999. Mr. Ziegler is of counsel at the law firm of Satterlee Stephens Burke & Burke, LLP, located in New York, NY. Since June 1994, Mr. Ziegler served as Chairman of the New York law firm of Parson & Brown, L.L.P., which merged with Satterlee Stephens Burke & Burke, LLP effective September 1, 1999. Mr. Ziegler was formerly a partner of Whitman Breed Abbott & Morgan, located in New York, New York from 1993 to May 1994, and of a predecessor law firm, Whitman & Ransom since 1976. Mr. Ziegler is a director and Vice Chairman of Grey Wolf, Inc. (an international land drilling company) and a director of Flotek Industries Inc. (an oil services equipment supplier), and a General Partner of Somerset Capital Partners.

        Richard F. Miles, age 59, has served as the President and CEO since August 15, 2007. Prior to that, Mr. Miles was Chief Operating Officer ("COO") since March 5, 2007. Prior to joining the Company in September 2006, Mr. Miles served as President and Chief Executive Officer of Grant Geophysical, Inc. ("Grant") since January 2001. During the period 1990 to 2000, he was employed by Tech-Sym Corporation in various capacities with its subsidiaries including primarily as President and Chief Executive Officer of Syntron Inc. but also within that same period, he was Chief Executive Officer and Director of GeoScience Corporation, Chairman of CogniSeis, Syntron and Symtronix. Prior to that, he was Manager of North and South America Marine and Worldwide Marine Support for Halliburton Geophysical Services. From 1984 to 1988, he was General Manager at Geosource Marine, Inc. and from 1966 to 1984, he held a variety of positions with Geophysical Service, Inc. with increasing responsibilities. Mr. Miles has over 40 years of experience in the seismic services industry.

        Christopher M. Harte, age 60, is a private investor and has served as a member of the Board of Directors since August 1, 1997. From 1992 to 1994, Mr. Harte was the President of Portland Newspapers, Inc. Mr. Harte is a director of several corporations, including Harte Hanks, Inc. (a direct marketing and shopper publishing company).

        Steven A. Webster, age 56, has served as a member of the Board of Directors since August 1, 1997. Mr. Webster serves as President and Co-Managing Partner of Avista, which makes private equity investments in energy, healthcare and media. Mr. Webster serves as Chairman of Carrizo Oil & Gas, Inc., Basic Energy Services, Inc. and Solitario Resources Corp. He also serves on the boards of Seacor Holdings, Grey Wolf, Inc., Hercules Offshore, Inc. and Encore Bancshares Inc. Mr. Webster serves as Trust Manager of Camden Property Trust. He is also a General Partner of Somerset Capital Partners. From 2000 to 2005, Mr. Webster served as Chairman of Global Energy Partners, an affiliate of Credit Suisse. He was a founder and served as Chief Executive Officer of Falcon Drilling Company, Inc. and its successor, R&B Falcon Corporation from January 1988 to June 1999.

        Gary M. Pittman, age 44, is a private investor and has served as a member of the Board of Directors since March 8, 2006. From 1987 to 1995, Mr. Pittman was Vice President of the Energy Recovery Fund, a $180 million private equity fund focused on the energy industry. Mr. Pittman is a director of Flotek Industries Inc. (FTK-NYSE) and Quest Energy (QELP-NASDAQ). Mr. Pittman has served as a Director and Audit Committee member of Czar Resources, Ltd., a public Canadian exploration and production company; Secretary, Vice President and Director of Sub Sea International, an offshore robotics and diving company; BioSafe Technologies, a developer of non-toxic insecticides; and owned and operated an oil and gas production and gas gathering company in the state of Montana.

        Robert L. Cabes, Jr., age 38, has served as a member of the Board of Directors since November 2, 2006. Mr. Cabes is a Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare sectors. From April 2001 to June 2005, Mr. Cabes served as Principal of Global Energy Partners, or GEP, a specialty group within Credit Suisse's asset management business that made investments in energy companies. Prior to joining GEP, Mr. Cabes was with Credit Suisse and Donaldson, Lufkin and Jenrette's Investment Banking Division (prior to its acquisition by Credit Suisse in 2000) where he worked on debt and equity securities underwriting and mergers and acquisitions for energy companies. Before joining Donaldson, Lufkin and Jenrette, Mr. Cabes spent six years with Prudential Securities in its energy corporate finance group. He is currently a Director of Celtique Energie, Ltd, Manti Exploration, MedServe, Inc. and Pinnacle Gas Resources, Inc. Mr. Cabes is a CFA charterholder.

        Christopher D. Strong, age 49, has served as a member of the Board of Directors since May 15, 2007. Mr. Strong is the President and Chief Executive Officer of Union Drilling, Inc., an operator of land-based drilling rigs based in Fort Worth, TX, and has served in that capacity since April 2004. From June 1, 2003 to April 1, 2004, Mr. Strong served as Union Drilling's President and Treasurer.

From May 1999 to June 1, 2003, he served as Union Drilling's Vice President and Chief Financial Officer. Mr. Strong has over 14 years experience in the oil and natural gas industry. From 1994 until he joined Union, he served in various capacities at Hvide Marine, a marine oilfield service company, most recently as Vice President-Finance and Treasurer. From 1990 through 1994, Mr. Strong was Treasurer of Port Everglades, a seaport with one of the largest non-refinery petroleum tank farms in the country. Mr. Strong also served as an officer in the U.S. Navy.

Votes Required; Board Recommendation

        Geokinetics' By-Laws provide for the election of directors by the majority vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. The number of votes cast for a nominee's election must exceed the number of votes cast against such nominee's election in order for him to be elected to the Board of Directors. The Board believes that the election of the nominees listed above as directors of Geokinetics is in the best interest of Geokinetics and its stockholders. The Board recommends a vote FOR the nominees and it is intended that proxies not marked to the contrary will be so voted.

Director Independence

        As of the date of this proxy statement, Geokinetics' Board of Directors consists of Messrs. Ziegler, Miles, Pittman, Harte, Webster, Cabes and Strong. The Board has determined that Messrs. Pittman, Harte, Cabes and Strong are independent as defined under American Stock Exchange rules. Messrs. Ziegler, Webster, and Miles are not independent.

Certain Relationships and Related Party Transactions

        Related-party transactions have the potential to create actual or perceived conflicts of interest between Geokinetics and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company and their "immediate family members" as defined in Item 404 of Regulation S-K. Geokinetics' written Code of Business Conduct and Ethics states the Company's policies and procedures for the Board's review, approval and/or ratification of any transaction with Geokinetics' directors or officers which give rise to a personal or professional conflict of interest.

        The Audit Committee of the Board is responsible for the review and approval of all related-party transactions for amounts exceeding $120,000 and involve Geokinetics or a subsidiary and related persons with a direct or indirect material interest. Management determines whether a transaction meets the requirements of a related-party transaction requiring review by the Audit Committee. Transactions that fall within this definition will be referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transactions and will approve only those transactions that are in the best interests of the Company. If management becomes aware of an existing related-party transaction which has not been approved by the Audit Committee, the matter will be referred to the Audit Committee to evaluate all available options including ratification, revision or termination of such transaction.

        Below are the transactions that occurred during the past three fiscal years in which, to Geokinetics' knowledge, the Company was or is a party, and in which any director, director nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Avista Capital Partners GP, LLC ("Avista") (5% or more Stockholder)

        Mr. Webster, a director on the Company's Board of Directors, is a managing partner of Avista. On May 11, 2007, in conjunction with the Company's public equity offering of 4,500,000 shares of common stock, Avista Capital Partners (Offshore), purchased 1,000,000 shares at a price of $26.32, which is the public offering price of $28 less underwriting discounts and commissions.

        On December 15, 2006, the Company sold 228,683 shares of its Series B preferred stock to Avista, an affiliate of Avista and one other institutional investor, the proceeds of such sale were used to repay the $55.0 million original principal amount under its subordinated loan, together with capitalized and accrued interest. In accordance with the terms and provisions of the Securities Purchase Agreement, dated as of September 8, 2006, by and among the purchasers of the Company's Series B preferred stock and the Company, Avista received the right to appoint one director to the Company's board of directors. Robert L. Cabes, Jr. was appointed to the Company's board of directors on November 2, 2006. At December 31, 2007, Avista and an affiliate of Avista held 225,028 shares of the Company's Series B preferred stock.

Steven A. Webster (Director on Board of Directors)

        In September 2006, the Company paid approximately $163,000 in consulting fees to Blackhawk Capital Partners pursuant to an Investment Monitoring Agreement whereby Blackhawk Capital Partners, the managing member of Blackhawk Investors, LLC, was appointed to oversee Blackhawk Investors, LLC's investment in the Company. At December 2003, Blackhawk Investors, LLC, had divested itself of its original investment in the Company. Both Mr. Webster and Mr. Ziegler were partners of Blackhawk Capital Partners.

        During 2005, the Company performed and completed a seismic survey for Carrizo Oil & Gas, Inc. ("Carrizo"). The project was bid to Carrizo at prevailing market rates and the survey was conducted according to industry standards. The seismic survey generated revenue of approximately $1.1 million for the Company. Mr. Webster serves as Chairman of the Board of Carrizo.

William R. Ziegler (non-executive Chairman of Board of Directors)

        Mr. Ziegler is of counsel to the New York based law firm of Satterlee Stephens Burke & Burke, LLP. During the fiscal years ended December 31, 2007, 2006 and 2005, such firm billed the Company approximately $30,300, $19,000 and $43,000 respectively, for services rendered.

        During 2007, the Company performed a seismic survey for Somerset Production Company, LLC ("Somerset"). The project was bid to Somerset at prevailing market rates and the survey was conducted according to industry standards. The seismic survey generated revenue of approximately $1.3 million for the Company. Mr. Zeigler serves as an officer, director and shareholder of Somerset.

        At December 31, 2005, the Company owed approximately $390,000 in consulting fees to Mr. Ziegler pursuant to a three-year consulting agreement which expired on April 25, 2000, which was paid in September 2006.

Code of Ethics

        The Geokinetics Code of Business Conduct and Ethics is available on the Geokinetics' website at www.geokinetics.com.

Meetings; Committees

        Geokinetics' Board of Directors met formally four (4) times during the fiscal year ended December 31, 2007. The Board of Directors also conducted seven (7) special meetings to elect a new member to the Board and to discuss various financing alternatives throughout the year. Each incumbent director of the Company attended at least 75% of such Board of Directors meetings, except for Mr. Strong, who was appointed to the Board on May 15, 2007.

        The members of the three standing committees—the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee—as of the date of this proxy statement are as follows:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Christopher D. Strong (Chairman)	Gary M. Pittman (Chairman)	William R. Ziegler (Chairman)
Christopher M. Harte	Christopher M. Harte	Gary M. Pittman
Gary M. Pittman	William R. Ziegler	Christopher M. Harte

Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee held two (2) meetings during the fiscal year ended December 31, 2007. The Corporate Governance and Nominating Committee consists of three directors, Messrs. William R. Ziegler (Chairman), Christopher M. Harte, and Gary M. Pittman. The Board has determined that Messrs. Pittman and Harte are independent under American Stock Exchange rules. On July 11, 2007, the Board of Directors determined that although Mr. Ziegler is not considered independent under the American Stock Exchange rules, "exceptional and limited circumstances" exist which require Mr. Ziegler's continued service on the Corporate Governance and Nominating Committee until May 10, 2009, or until a newer member of the Board obtains sufficient experience and knowledge regarding the Company and its operations and personnel so as to permit the Board to conclude that Mr. Ziegler's service is no longer required to satisfy the "best interests of the Company and its shareholders," whichever is sooner.

        Geokinetics has adopted a Corporate Governance and Nominating Committee charter which outlines the Corporate Governance and Nominating Committee's primary duties to include, among other things:

  •
  establishing standards for service on the Board and nominating guidelines and principles;

  •
  identifying individuals qualified to become members of the Board and recommending director candidates for election to the Board;

  •
  considering and making recommendations to the Board regarding its size and composition, committee composition and structure and procedures affecting directors;

  •
  establishing policies regarding the consideration of any director candidates recommended by Geokinetics' stockholders, and the procedures to be followed by stockholders in submitting such recommendations;

  •
  evaluating and reviewing the performance of existing directors; and

  •
  monitoring Geokinetics' corporate governance principles and practices and making recommendations to the Board regarding governance matters, including Geokinetics' certificate of incorporation, bylaws and charters of the Board committees.

        The Corporate Governance and Nominating Committee considers factors such as independence, diversity, experience, integrity, skills, expertise and industry knowledge when considering director candidates.

        The Corporate Governance and Nominating Committee permits stockholders to submit director candidates for the committee's consideration. Each year the proxy statement released to stockholders in connection with the previous year's annual meeting provides instructions regarding the procedures stockholders must follow to submit recommendations for director candidates.

        The Corporate Governance and Nominating Committee charter is available on the Geokinetics' website at www.geokinetics.com.

Audit Committee

        The Audit Committee conducted seven (7) meetings during the fiscal year ended December 31, 2007. Upon his appointment to the Board on May 15, 2007, Mr. Strong was selected to serve on the Audit Committee replacing Mr. Ziegler, who was serving on the Audit Committee at the fiscal year ended December 31, 2006. Subsequently on November 14, 2007, Mr. Strong was appointed Chairman of the Audit Committee succeeding Mr. Pittman, Messrs. Strong, Harte and Pittman are independent as defined under the American Stock Exchange rules.

        The Audit Committee's charter requires the committee to oversee Geokinetics' financial reporting process and report the results of its activities to the Board. The primary duties of the Audit Committee consist of, among other things:

  •
  approving auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors;

  •
  subject to Board and stockholder approval, appointing an independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company;

  •
  reviewing and approving all related party transactions for amounts exceeding $120,000; and

  •
  establishing procedures for the receipt, retention and treatment of complaints received by Geokinetics regarding financial controls, accounting or auditing matters.

        During 2007, the Company created an Internal Audit Department to assist management and the Audit Committee with reviewing the Company's internal control over financial reporting and compliance activities. For 2008, the Internal Audit Department will assist with the ongoing assessment of the Company's risk management processes and system of internal control.

        The Company's principal independent auditor, UHY LLP, reports directly to the Audit Committee. In addition, the Audit Committee provides an open line of communication between the internal auditors, the independent auditor and the Board.

        For the fiscal year ended December 31, 2007, the Audit Committee met to review Geokinetics' audited financial statements, to discuss with independent registered public accountants matters required under the statement on Auditing Standards No. 61, and to review the written disclosures and letters from the independent registered public accountants.

        The Audit Committee charter is available on the Geokinetics' website at www.geokinetics.com.

Policy for Approval of Audit and Non-Audit Fees

        During February 2008, the Audit Committee adopted a "Policy on the Engagement of the Independent Auditor" to formalize the approval process for all types of audit and permitted non-audit services to be performed by the Company's independent auditors during the year, as required under applicable law.

        For 2008 going forward, the Audit Committee will pre-approve annually proposed audit and permitted non-audit services to be provided by the independent auditors for the fiscal year. The Audit Committee will also consider for pre-approval annually the maximum amount of fees and the manner in which the fees are determined for each type of pre-approved audit and non-audit services proposed to be provided by the independent auditors for the fiscal year. The Audit Committee will separately pre-approve any service that is not included in the approved list of services or any proposed services exceeding pre-approved cost levels. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for services that need to be addressed between the Audit Committee meetings. The Audit Committee will then be informed of these pre-approval decisions, if any, at the next meeting of the Audit Committee. Refer to "Principal Accountant Fees and Services" on page 16 of this proxy statement for the aggregate fees paid to UHY LLP for the years ended December 31, 2007 and 2006.

Audit Committee Financial Expert

        The Audit Committee plays an important role in promoting effective accounting, financial reporting, risk management and compliance procedures and controls. As such, it is imperative that members of the Audit Committee have requisite financial literacy and expertise. All members of the Audit Committee meet the financial literacy standard required by the American Stock Exchange rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission requires that the Company disclose whether or not the Audit Committee has an "Audit Committee financial expert" as a member. An "Audit Committee financial expert" is defined as a person who, based on his or her experience, satisfies all of the following attributes:

  •
  An understanding of generally accepted accounting principles and financial statements.

  •
  An ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves.

  •
  Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Geokinetics' financial statements, or experience actively supervising one or more persons engaged in such activities.

  •
  An understanding of internal controls and procedures for financial reporting.

  •
  An understanding of Audit Committee functions.

        The Board of Directors has determined that Messrs. Strong (Chairman of the Audit Committee) and Pittman each satisfy the definition of "Audit Committee financial expert," and has designated each of them as an "Audit Committee financial expert."

Audit Committee Report

        As of the date of this proxy statement, the Audit Committee consists of three directors, Messrs. Christopher D. Strong (Chairman), Gary M. Pittman and Christopher M. Harte. The Board has determined that Messrs. Pittman, Harte and Strong are "independent" as defined under the American Stock Exchange rules. The Board of Directors has determined that Messrs. Strong and Pittman each satisfy the definition of "Audit Committee financial expert," and has designated each of them as an "Audit Committee financial expert."

        The Board of Directors has adopted an Audit Committee charter that requires the Audit Committee to oversee the Company's financial reporting process and report the results of its activities to the Board. The primary duties of the Audit Committee consist of, among other things:

  •
  approving auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors;

  •
  subject to Board and stockholder approval, appointing an independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company;

  •
  reviewing and approving all related party transactions for amounts exceeding $120,000; and

  •
  establishing procedures for the receipt, retention and treatment of complaints received by Geokinetics regarding financial controls, accounting or auditing matters.

        The Audit Committee charter is available on the Geokinetics' website at www.geokinetics.com.

        For the fiscal year ended December 31, 2007, the Audit Committee met seven (7) times to discuss the interim financial information contained in the first, second, third and fourth quarter earnings announcement and the Forms 10-Q and Form 10-K with management and independent registered public accountants prior to release and filing with the SEC.

        The firm of UHY LLP, served as independent registered public accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2007 and 2006. UHY completed the reviews of the Company's unaudited condensed quarterly financial statements for the quarters ended March 31, 2007; June 30, 2007, and September 30, 2007, which were included in the Company's Quarterly Reports on Form 10-Q filed with the SEC, as well as the effectiveness of internal control over financial reporting.

Audit Committee Statement

        The Audit Committee has prepared this Audit Committee report as required by the SEC and hereby reports that the Audit Committee has:

  1.
  reviewed and discussed the audited financial statements for the fiscal year with management and the independent accountants prior to their issuance in the Company's periodic reports filed with the SEC;

  2.
  in connection with such financial statement and disclosure reviews, management advised the Audit Committee that the financial statements had been prepared in accordance with generally accepted accounting principles and significant accounting disclosures were reviewed with the Audit Committee;

  3.
  discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committee;

  4.
  received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountant the independent accountant's independence;

  5.
  discussed with management and the independent accountants any changes in the Company's internal control over financial reporting that occurred that has materially affected, or is reasonably likely to materially affect internal control over financial reporting;

  6.
  reviewed the procedures for the receipt, retention, and treatment of complaints received by the Company regarding any accounting, internal accounting controls or auditing matters;

  7.
  reviewed all fees, both audit related and non-audit related, of the independent accountant and considered the provision of non-audit services to be compatible with the maintenance of the independent accountant's independence; and

  8.
  met with the independent accountant, with and without management present, to discuss the results of the audit and the overall quality of the Company's financial reporting.

        Geokinetics' management is responsible for Geokinetics' financial reporting process, internal audit process, internal control over financial reporting, and the preparation of financial statements. Geokinetics' independent registered public accounting firm is responsible for auditing those financial statements and the effectiveness of internal control over financial reporting. The Audit Committee monitors and reviews these processes but does not conduct auditing or accounting reviews of procedures. The Audit Committee meets with management and the independent registered public accounting firm to discuss the financial statements, and relies on Geokinetics management's representation that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles, and on the representations of Geokinetics' independent registered public accounting firm included in their report on Geokinetics' financial statements.

        In reliance on the reviews and discussions indicated above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

        The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

    Audit Committee,

      Christopher D. Strong (Chairman)
      Christopher M. Harte
      Gary M. Pittman

Compensation Committee

        The Compensation Committee held ten (10) meetings during the fiscal year ended December 31, 2007. The Compensation Committee consists of three directors, Messrs. Pittman (Chairman), Ziegler and Harte. Each of these directors qualifies as a non-employee director. The Board has determined the Messrs. Pittman and Harte are independent as defined under the American Stock Exchange rules. On July 11, 2007, the Board determined that although Mr. Ziegler is not considered independent under the American Stock Exchange rules, "exceptional and limited circumstances" exist which require Mr. Ziegler's continued service on the Compensation Committee until May 10, 2009, or until a newer member of the Board obtains sufficient experience and knowledge regarding the Company and its operations and personnel so as to permit the Board to conclude that Mr. Ziegler's service is no longer required to satisfy the "best interests of the Company and its shareholders," whichever is sooner.

        Geokinetics has adopted a Compensation Committee charter which outlines the Compensation Committee's primary duties to include among other things:

  •
  approving the total remuneration and employment agreements for Geokinetics' executive officers;

  •
  reviewing the compensation, benefit and equity-based plans, programs and payments for all employees; and

  •
  reviewing and approving the goals and objectives relevant to the compensation of Geokinetics' CEO.

        The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the CEO may make recommendations to the Compensation Committee relating to executive and director compensation.

        The Compensation Committee is responsible for determining and approving, on an annual basis, the total compensation level of the CEO and other senior officers, based on its evaluation of company performance and the executive's individual performance relative to pre-established performance goals.

The Senior Executive Incentive Program for the 2008 Plan year has been changed. The primary changes include a minimum level of performance that must be achieved before bonuses are earned, a cap has been placed on the amount of bonus that can be earned in any year, bonus payouts accelerate after certain targets are reached to encourage continuing and over achievement, and a portion of the bonus is now tied to obtaining personal goals determined by the executive and his or her manager, or in the case of the CEO, the Compensation Committee.

        At the beginning of the 2008 calendar year, the Committee approved the corporate and business unit financial and non-financial performance goals. The Committee also established the annual base salaries and minimum target and maximum annual cash incentive bonus levels for each of the executive officers. After the financial and non-financial results are available for the year, the Committee will determine the appropriate funding of the annual cash incentive pool for payment of annual incentive bonuses and the funding of the equity pool for grants of long-term incentive awards. The Committee will then take into account the executives' individual performance to determine the amount of each executive's annual cash incentive bonus and the value of his or her long-term incentive awards. The Committee will also consider recommendations from the CEO regarding the compensation levels for those executives reporting directly to him. During the year, the Committee will meet periodically to review, among other things, the compensation programs and recommended changes, the Company's peer group, proxy and survey benchmarking data, internal pay disparity trends, total compensation profiles for the Company's CEO and other executive officers, CEO and senior management accountabilities and general compensation trends.

        Refer to the Compensation Discussion and Analysis beginning on page 21 of this proxy statement for a discussion of the Compensation Committee's process for determining total compensation for executive officers and the role of executive management in determining executive compensation.

        The Compensation Committee charter is available on the Geokinetics' website at www.geokinetics.com.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee has ever been an executive officer or employee of Geokinetics. Richard F. Miles, Geokinetics' President, CEO and Director, participated in deliberations of the Board concerning executive officer compensation as to other officers during the year ended December 31, 2007. None of Geokinetics' executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of any other entity that has one or more executive officers serving as a member of Geokinetics' Board or Compensation Committee.

Compensation Committee Report

        As of the date of this proxy statement, the Compensation Committee consists of three directors, Messrs. Christopher M. Harte, William R. Ziegler and Gary M. Pittman (Chairman). The Board has determined that Messrs. Pittman and Harte are "independent" as defined under the American Stock Exchange rules. Mr. Ziegler is not independent. On July 11, 2007, the Board determined that although Mr. Ziegler is not considered independent under the American Stock Exchange rules, "exceptional and limited circumstances" exist which require Mr. Ziegler's continued service on the Compensation Committee until May 10, 2009, or until a newer member of the Board obtains sufficient experience and knowledge regarding the Company and its operations and personnel so as to permit the Board to conclude that Mr. Ziegler's service is no longer required to satisfy the "best interests of the Company and its shareholders," whichever is sooner. Each member of the Compensation Committee qualifies as a non-employee director.

        The Board of Directors has adopted a Compensation Committee charter which outlines the Committee's primary duties to include among other things:

  •
  approving the total remuneration and employment agreements for the Company's executive officers;

  •
  reviewing the compensation, benefit and equity-based plans, programs and payments for all employees; and

  •
  reviewing and approving the Company's goals and objectives relevant to the compensation of the CEO.

        The Compensation Committee charter is available on the Geokinetics' website at www.geokinetics.com.

        The CEO may make recommendations to the Compensation Committee relating to executive and director compensation. The Compensation Committee may also form and delegate its authority to subcommittees as appropriate. No member of the Compensation Committee has ever been an executive officer or employee of the Company. There are no interlocks or insider participation as none of the Company's executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of any other entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

Compensation Committee Statement

        The Compensation Committee has prepared this Compensation Committee Report as required by the SEC. The Compensation Committee reviewed and discussed with the Company's management the Compensation Discussion and Analysis included in this proxy statement, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

        The undersigned members of the Compensation Committee have submitted this report to the Board of Directors.

    Compensation Committee,

      Gary M. Pittman (Chairman)
      William R. Ziegler
      Christopher M. Harte

PROPOSAL 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Board of Directors, at the request of the Audit Committee, is seeking stockholder ratification of the appointment of UHY LLP, 12 Greenway Plaza, 8th Floor, Houston, TX 77046-1291, as Geokinetics' independent registered public accounting firm for fiscal year 2008.

        The firm of UHY LLP ("UHY") served as independent registered public accountants, to examine Geokinetics' consolidated financial statements for the fiscal years ending December 31, 2007 and 2006. Through and as of March 31, 2008, UHY had a continuing relationship with UHY Advisors, Inc. ("Advisors") from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY's partners provide non-audit services. UHY has only a few full time employees. Therefore, few, if any, of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Principal Accountant Fees and Services

        UHY completed a review of Geokinetics' unaudited condensed quarterly financial statements for the quarters ended September 31, 2006, March 31, 2007; June 30, 2007 and September 30, 2007 and audited the financial statements of the Company for the fiscal years ended December 31, 2007 and 2006. Fitts, Roberts & Co., P.C., the Company's former independent registered public accounting firm, audited the financial statements of the Company for the fiscal year ended December 31, 2005 and completed reviews of Geokinetics' unaudited condensed quarterly financial statements for the quarters ended March 31, 2006 and June 30, 2006. Aggregate fees for professional services rendered to Geokinetics by Fitts, Roberts & Co., P.C. and UHY LLP for the year ended December 31, 2007, and for UHY LLP and Fitts, Roberts & Co., P.C. for the year ended December 31, 2006, were as follows (in thousands):

	Year Ended December 31,
	2007	2006
Audit Fees	$1,100	$530
Audit-Related Fees	159	195

Total	$1,259	$725

Audit Fees

        The Audit fees for the years ended December 31, 2007 and 2006, respectively, were for professional services rendered for the audits of Geokinetics' consolidated financial statements, the review of documents filed with the SEC, consents, and the issuance of comfort letters.

        The Audit-related fees for the years ended December 31, 2007 and 2006, respectively, were for professional services rendered for due diligence, merger and acquisition assistance, employee benefit plan audits, consultations concerning financial accounting and reporting standards, tax compliance and tax planning.

        The Audit Committee has considered whether the provision of the non-audit services by UHY LLP and Fitts, Roberts & Co., P.C. described above is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

        Representatives of UHY LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

Votes Required; Board Recommendation

        The approval of the appointment of UHY LLP will be determined by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. The number of votes cast for the appointment must exceed the number of votes cast against such appointment. The Board recommends a vote FOR approval of the appointment of UHY LLP as Geokinetics' independent registered public accountants for the fiscal year ending December 31, 2008, and proxies not marked to the contrary will be so voted.

Executive Officers

        Set forth below are the names, ages, and positions of the Company's directors and executive officers.

Name	Age	Position With Company	Office Held Since
Richard F. Miles	59	President, Chief Executive Officer and Director	2007
Scott A. McCurdy	32	Vice President and Chief Financial Officer	2006
James C. White	48	Executive Vice President—North American Operations	2007
Lee Parker	39	Executive Vice President—International Operations	2007

        There are no family relationships between any of the Company's directors or executive officers.

        Scott A. McCurdy, age 32, has served as the Vice President and Chief Financial Officer ("CFO") since September 8, 2006. Prior to joining the Company, Mr. McCurdy served as Vice President—Finance, Chief Financial Officer, Treasurer and Corporate Secretary of Grant since October 2003. He served as Controller of Grant from July 2001 until he was promoted in October 2003. Prior to that, he served as a senior auditor with Arthur Andersen, LLP focusing on public companies in the oil field services industry, including the seismic industry. Mr. McCurdy is a Certified Public Accountant in the State of Texas. Mr. McCurdy is a member of the Texas Society of Certified Public Accountants and the American Institute of CPAs.

        James C. White, age 48, has served as Executive Vice President since March 5, 2007, and Executive Vice President—North American Operations effective September 1, 2007. Prior to that he was the President—North American Seismic Operations since the acquisition of Trace Energy Services, Inc. ("Trace") on December 1, 2005. On March 5, 2007, Mr. White was appointed to a new position of Executive Vice President. Prior to joining the Company, Mr. White served as Trace's President and CEO since February 2004. Prior to that, Mr. White spent 25 years with WesternGeco, a leading seismic company, in a variety of operational roles. Most recently he served as Vice President of WesternGeco for North and South America, where he was responsible for all aspects of that company's operations in North and South America.

        Lee Parker, age 39, was appointed Executive Vice President—International Operations effective September 1, 2007. Mr. Parker previously served as the Vice President—Acquisition Technology & Support for the Company since September 8, 2006. Prior to joining the Company, Mr. Parker served as Vice President—Technology of Grant Geophysical, Inc. since March 2001. During the period September 1993 through March 2001, he served in various technical and managerial roles for Grant in Europe, Africa, South America and the United States. Mr. Parker worked for Southtrim Autoclaves Ltd, a pharmaceutical equipment manufacturer, for five years prior to joining Grant.

Security Ownership of Certain Beneficial Owners and Management and Selling Stockholders

        The following table sets forth, as of March 31, 2008, the number of shares of Geokinetics common stock beneficially owned by (i) each person known by Geokinetics (based on filings under Section 13(d) or 13(g) of the Exchange Act) to be the holder of more than five percent of Geokinetics voting securities, (ii) each director, (iii) each executive officer, and (iv) all of Geokinetics directors and officers as a group. None of the directors or named executive officers own any of Geokinetics Series B Preferred Stock. Unless otherwise indicated, each holder has sole voting and investment power with respect to the shares of common stock owned by such holder.

Directors and Executive Officers

Name and Address of Directors and Executive Officers	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Steven A. Webster 1000 Louisiana, Suite 1500 Houston, TX 77002	Common	850,468 shares	(2)(3)	6.38%
William R. Ziegler 230 Park Avenue New York, Suite 1130 New York, NY 10169	Common	280,680 shares	(3)(7)	2.11%
Christopher M. Harte 327 Congress Ave., Suite 350 Austin, TX 78701	Common	115,317 shares	(3)(9)	0.87%
Gary M. Pittman 8110 Georgetown Pike McLean, VA 22102	Common	33,158 shares	(3)	0.25%
Robert L. Cabes, Jr. 1000 Louisiana, Suite 1500 Houston, TX 77002	Common	4,815 shares	(12)	0.04%
Christopher D. Strong. 4055 International Plaza, Suite 610 Ft. Worth, TX 76109	Common	4,815 shares	(3)	0.04%
Richard F. Miles 1500 CityWest Blvd., Suite 800 Houston, TX 77042	Common	28,000 shares	(13)	0.21%
Scott A. McCurdy 1500 CityWest Blvd., Suite 800 Houston, TX 77042	Common	17,500 shares	(14)	0.13%
James C. White 1500 CityWest Blvd., Suite 800 Houston, TX 77042	Common	52,206 shares	(10)	0.39%
Lee Parker 1500 CityWest Blvd., Suite 800 Houston, TX 77042	Common	9,009 shares	(15)	0.07%
All Directors and Executive Officers as a Group	Common	1,395,968 shares		10.48%

Beneficial Owners

Name and Address of Beneficial Owners	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Maple Leaf Offshore, Ltd. 450 Laurel Street, Suite 2105 Baton Rouge, LA 70801	Common	590,295 shares		4.43%
Credit Suisse Eleven Madison Avenue New York, NY 10010	Common	597,047 shares	(5)	4.48%
Levant America SA c/o Colonial Navigation Company, Inc. 750 Lexington Ave—26th Floor New York, NY 10022	Common	751,538 shares	(6)	5.64%
Maple Leaf Partners, L.P. 450 Laurel Street, Suite 2105 Baton Rouge, LA 70801	Common	849,551 shares		6.38%
Dane Andreeff Andreeff Equity Advisor, L.L.C. 450 Laurel Street, Suite 2105 Baton Rouge, LA 70801	Common	1,487,268 shares	(4)	11.16%
Avista Capital Partners GP, LLC 65 E. 55th Street, 18th Floor New York, NY 10022	Common	4,153,039 shares	(8)(11)(12)	31.17%

(1)
These percentages are calculated on the basis of a total of 13,319,129 shares of common stock which consists of 10,479,744 shares of common stock that were issued and outstanding, fully vested options to purchase 40,000 shares of common stock, warrants to purchase 274,605 shares of common stock, and preferred stock convertible into 2,524,780 shares of common stock as of March 31, 2008. Certain shares are deemed beneficially owned by more than one person or entity listed in the table.

(2)
Includes (i) 584,936 shares owned of record by Mr. Webster, (ii) 28,000 shares of common stock, assuming the exercise of warrants owned of record by Mr. Webster, (iii) 141,429 shares of common stock owned of record by Kestrel Capital, L.P., since Mr. Webster is President of Peregrine Management, LLC, the sole General Partner of Kestrel Capital, L.P., (iv) 4,000 shares of common stock, assuming the exercise of the warrants owned by Kestrel Capital, L.P., and (v) 88,298 shares of common stock owned of record by Cerrito Partners, since Mr. Webster is the Managing Partner of Cerrito Partners.

(3)
Includes an award of 3,805 shares of unvested restricted common stock. Does not include unvested stock options to purchase 4,302 shares of common stock included as part of a December 2007 award.

(4)
Includes (i) 768,373 shares owned of record by Maple Leaf Partners, L.P., (ii) 81,178 shares of common stock assuming the exercise of warrants owned of record by Maple Leaf Partners, L.P., (iii) 536,632 shares owned of record by Maple Leaf Offshore, Ltd., (iv) 53,663 shares of common stock, assuming the exercise of warrants owned by Maple Leaf Offshore, Ltd., (v) 42,264 shares owned of record by Maple Leaf Partners, L.P. and (vi) 5,158 shares of common stock, assuming the exercise of warrants owned by Maple Leaf Partners I, L.P.

(5)
Includes (i) 476,763 shares owned of record by DLJ Investment Partners, L.P., (ii) 33,973 shares owned of record by DLJ Investment Funding, Inc., (iii) 79,248 shares owned of record by DLJ ESC II, L.P., and (iv) 7,063 shares owned of record by DLJ Investment Partners, Inc.

(6)
Includes (i) 522,028 shares owned of record by Levant and (ii) 229,510 shares of common stock issuable upon conversion of 22,951 shares of Series B Preferred Stock held by Levant.

(7)
Includes (i) 264,875 shares owned of record by Mr. Ziegler, and (ii) 12,000 shares of common stock, assuming the exercise of warrants owned of record by Mr. Ziegler.

(8)
Includes (i) 1,530,494 shares owned of record by Avista Capital Partners LP and (ii) 322,460 shares owned of record by Avista Capital Partners (Offshore), L.P., a company whose general partner is Avista Capital Partners GP, LLC. Avista Capital Partners GP, LLC is also the general partner of Avista.

(9)
Includes (i) 75,298 shares of common stock owned of record by Spicewood Investment Partners 2004 L.P., of which Mr. Harte is the general partner, (ii) 4,000 shares of common stock, assuming the exercise of warrants owned of record by Spicewood Investment Partners 2004 L.P., (iii) 4,745 shares of common stock owned of record by Spicewood Family Partners of which Mr. Harte is the general partner, and (iv) 27,469 of the Christopher M. Harte 1992 Family Trust.

(10)
Includes vested stock options to purchase 40,000 shares of common stock held by the named executive and 6,667 shares of unvested restricted common stock. Does not include unvested stock options to purchase 20,000 shares of common stock included as part of a December 2007 award.

(11)
Includes 2,171,930 shares of common stock issuable upon conversion of 217,193 shares of Series B Preferred Stock held by Avista and 123,340 shares of common stock issuable upon conversion of 12,334 shares of the Company's Series B Preferred Stock held by Avista Capital Partners (Offshore), L.P.

(12)
Mr. Cabes is an employee of Avista Capital Partners, L.P., but disclaims all rights of ownership to any capital stock he is awarded. Includes 3,805 shares of unvested restricted common stock. Does not include unvested stock options to purchase 4,302 shares of common stock included as part of a December 2007 award.

(13)
Includes 13,334 shares of unvested restricted stock. Does not include unvested stock options to purchase 40,000 shares of common stock included as part of a December 2007 award.

(14)
Includes 11,667 shares of unvested restricted stock. Does not include unvested stock options to purchase 20,000 shares of common stock included as part of a December 2007 award.

(15)
Includes 6,667 shares of unvested restricted stock. Does not include unvested stock options to purchase 20,000 shares of common stock included as part of a December 2007 award.

Compliance With Section 16(a) of the Exchange Act

        Section 16(a) of the Exchange Act requires Geokinetics' directors, executive officers and persons who own more than ten percent of a registered class of Geokinetics' equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish Geokinetics with copies of all Section 16(a) reports they file.

        Based solely upon information furnished to Geokinetics and contained in reports filed with the SEC, as well as any written representations that no other reports were required, Geokinetics believes that all SEC filings of its directors, executive officers beneficial owners of greater than ten percent complied with Section 16 of the Exchange Act, during the fiscal year ended December 31. 2007.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis provides an explanation of Geokinetics' compensation philosophy, policies and practices with respect to the Company's chief executive officer, chief financial officer, and the other three most highly compensated executive officers, who are collectively referred to as the named executive officers. These named executives include the following individuals:

  •
  Richard F. Miles, President and Chief Executive Officer ("CEO")

  •
  David A. Johnson, former President and Chief Executive Officer ("former CEO")

  •
  Scott A. McCurdy, Vice President and Chief Financial Officer ("CFO")

  •
  James C. White, Executive Vice President—North American Operations

  •
  Lee Parker, Executive Vice President—International Operations

  •
  Dr. M. Lee Bell, Chief Geophysicist

Objectives of Geokinetics' Executive Compensation Program

        Geokinetics' executive compensation philosophy is based on pay-for-performance. Geokinetics' performance-based incentive compensation programs provide a cash payment to executives when certain company, business segment and/or individual goals and objectives are achieved.

        Geokinetics' executive compensation programs are designed to achieve the following objectives:

  •
  Attract and retain talented and experienced executives in the highly competitive seismic industry;

  •
  Provide a total compensation package which encourages pay-for-performance by aligning the interests of Company executive officers and stockholders to increase stockholder value and rewarding executive officers when stockholder value increases;

  •
  Motivate and reward executives whose knowledge, skills and performance are critical to Geokinetics' success;

  •
  Ensure fairness among the executive management team by recognizing the contributions each executive makes to Geokinetics' success;

  •
  Foster a shared commitment among executives by coordinating company, team and individual goals and objectives; and

  •
  Compensate Geokinetics' executives to manage the business to meet Geokinetics' long-range objectives.

Executive Officer Compensation

Principal Components of Compensation of Named Executive Officers

        Historically, the compensation package offered to Geokinetics' executive officers consisted of:

  •
  Base salary;

  •
  Cash incentive compensation under the terms of the Senior Executive Incentive Program established for senior executive officers; and

  •
  Equity compensation in the form of stock options or grants of restricted stock.

        Geokinetics' current compensation package is designed to provide a balance between achieving Company business objectives and providing competitive compensation to executives. The cash components—base salary and cash incentive compensation—provide a strong link between Geokinetics' operational management and financial performance and the compensation that is earned by executives.

The equity compensation component is designed to closely align Geokinetics executive's pay with the interests of the Company stockholders.

        The Board of Directors, by and through the Compensation Committee makes the compensation decisions for the CEO. Richard F. Miles, Geokinetics' President and CEO, participates in deliberations with the Compensation Committee with respect to compensation decisions affecting other members of the senior executive management team.

Allocation of Compensation Among the Principal Components

        The Compensation Committee has established formal policies and guidelines with respect to the mix of base salary, bonus, cash incentive compensation and equity awards to be paid or awarded to the senior executive officers. Geokinetics' historical practice has been that a greater percentage of the compensation of the most senior members of the management team should be performance-based, which aligns the interests of the executive officers with those of the shareholders. The base salaries of Geokinetics' executives are determined by evaluating individual performance and contributions as well as comparison to internal peers and external market data for similar roles. An executive's actual base salary recognizes individual skills, experience, sustained job performance and the individual's contributions to the organization. Cash incentives link company and individual performance based upon the achievement of various financial goals and objectives. Historically, equity grants have generally been an event-driven, negotiated process based upon an executive's involvement and contribution to a major corporate event, such as an acquisition. Currently, Geokinetics does not have a formal program to grant equity awards annually to all executives. Additionally, Geokinetics does not currently have in place any type of equity ownership requirements or guidelines specifying amounts or forms of ownership of company equity by members of the executive management team.

        In February 2008, the Compensation Committee adopted formal and structured compensation policies and programs for the 2008 plan year designed to attract, retain and motivate individuals with the skills and experience necessary for Geokinetics to achieve its business objectives. These policies will also serve to link pay with measurable performance, which in turn, should help to align the interests of the executive management team with those of Geokinetics' stockholders.

Base Salary

Chief Executive Officer

        Richard F. Miles has been Geokinetics' CEO since August 2007. Prior to that, Mr. Miles was Geokinetics' Chief Operating Officer since March 2007 and he served as President—International Seismic Operations since September 2006, upon the completion of the Grant acquisition. Prior to joining the Company, Mr. Miles served as the President and CEO of Grant. Mr. Miles' three-year employment agreement, executed in August 2006, provides for an annual base salary of $336,672, which is to be reviewed annually. This amount reflects, in part, Mr. Miles' prior salary history. Mr. Miles' salary was not changed upon his promotion to CEO, but was reviewed by the Compensation Committee and the Board of Directors and increased to $375,000 in April 2008.

        David A. Johnson, the former President and CEO, was employed from October 2003 until August 2007. On March 8, 2007, Mr. Johnson's base salary was increased to $350,000, in conjunction with the Board's approval of the terms of a new employment agreement for Mr. Johnson.

Chief Financial Officer

        Scott A. McCurdy has been Geokinetics' CFO since the Grant acquisition in September 2006. Prior to joining the Company, Mr. McCurdy served as the Vice President—Finance, Chief Financial Officer, Treasurer and Corporate Secretary of Grant. Mr. McCurdy's three-year employment agreement provides for an annual base salary of $200,000, which was reviewed and increased to $225,280 in April 2008. This amount reflects, in part, Mr. McCurdy's prior salary history.

Other Officers

        James C. White has served as Geokinetics' Executive Vice President since March 5, 2007, and Executive Vice President—North American Operations since September 1, 2007. Prior to such appointment, Mr. White served as President—North American Seismic Operations since September 2006, upon the completion of the Grant acquisition. From December 2005 through September 2006, Mr. White served as the President of Quantum as a result of the acquisition of Trace in December 2005. Prior to joining the Company, Mr. White served as Trace's President and CEO since February 2004. Mr. White's three-year employment agreement executed in December 2005 provides for an annual base salary of $220,000, which is to be reviewed annually. On September 20, 2006, Mr. White's base salary was increased to $260,000 as part of the Grant acquisition. This amount reflects, in part, Mr. White's prior salary history. Mr. White's salary was increased to $300,000 in April 2008.

        Mr. Lee Parker has served as Executive Vice President—International Operations since September 2007. Prior to that, he served as Vice President—Technology since September 2006 as part of the Grant acquisition. His initial annual salary was $160,000 and in August 2007, Mr. Parker's base salary was increased to $210,000 annually, in conjunction with his promotion to Executive Vice President—International Operations. Mr. Parker's salary was increased to $227,688 in April 2008.

        Dr. Bell has served as Chief Geophysicist since September 2007. Prior to that, he served as the President—Processing and Interpretation since April 1, 2004. Prior to joining the Company, Dr. Bell served as Global General Manager, Seismic Reservoir Services, of WesternGeco. Prior to that position, Dr. Bell served as Vice President of Technology at WesternGeco. From 1998 to 2000, Dr. Bell served as President of Geosignal, a division of Western Geophysical. Dr. Bell has more than 25 years experience in the seismic data processing services industry. Dr. Bell's one year employment agreement (which is automatically renewable at the anniversary date for one year periods unless 30 days prior written notice is given) executed in January 2007 provides for an annual base salary of $190,000, which is to be reviewed annually. This amount reflects, in part, Dr. Bell's prior salary history. Dr. Bell's salary was increased to $202,592 in April 2008.

Bonus Compensation

        Geokinetics has not historically paid guaranteed bonuses to its executive officers except in unusual circumstances. The Company has from time to time paid signing or retention bonuses in connection with the initial hiring or appointment of an executive officer, or a change in an individual's position and responsibilities. The Bonus Compensation payments for fiscal 2007 shown below were paid out of a bonus pool that has been replaced in 2008 with a plan that more closely ties bonus payments to the Company's financial performance after minimum performance levels are achieved.

        Mr. Miles received a total of $256,000 for the 2007 plan year, which was paid in March 2008. He received no additional monies for his appointment to President and CEO in August 2007.

        Under Mr. Johnson's employment agreement entered into on March 8, 2007, Mr. Johnson's target bonus level was adjusted to one times his annual salary. Mr. Johnson did not receive a bonus for the 2007 plan year due to his resignation in August 2007.

        Mr. McCurdy received a total of $150,000 in bonus compensation for the 2007 plan year, which was paid in March 2008.

        Mr. White received a total of $250,000 in bonus compensation for the 2007 plan year, which was paid in March 2008.

        Mr. Parker received a total of $130,000 in bonus compensation for the 2007 plan year, which was paid in March 2008.

        Dr. Bell received a total of $50,000 in bonus compensation for the 2007 plan year, which was paid in March 2008.

Compensation under the Senior Executive Incentive Program

        Geokinetics' Senior Executive Incentive Program for the 2007 plan year consisted of sixteen (16) executive officers including all of the named executive officers and provided for the payment of incentive compensation, payable in cash, in accordance with the financial objectives outlined below. The Compensation Committee reviewed the entire bonus plan and recommended changes to the Board related to the manner in which the bonus pool is allocated. In March 2008, bonuses of $1.75 million were paid to senior executives, which was below the amount allotted under the plan parameters.

        During 2007, Geokinetics formalized its performance management policies and programs, which affected the Senior Executive Incentive Program for the 2008 plan year, by including individual performance objectives in addition to financial and other corporate performance objectives. The 2007 Plan focused mainly on the attainment of financial objectives. For 2008 and going forward, common corporate performance objectives with a minimum threshold will be incorporated to encourage attaining common corporate goals as well as individual performance objectives. In setting the performance objectives, the Compensation Committee anticipates including performance objectives that are viewed as reasonably achievable as well as others that are viewed as more challenging to achieve. The intent of the new performance management policies and procedures is to provide a better balance between financial, corporate and individual objectives to ensure that Geokinetics' executive officers maintain their level of motivation throughout the year.

        Geokinetics' Compensation Committee has not adopted specific policies concerning the adjustment or attempted recovery of incentive compensation paid to any or all of the executive officers if the relevant performance objectives upon which such compensation were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if Geokinetics is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws as a result of misconduct, Geokinetics' CEO and CFO are legally required to reimburse Geokinetics for any bonus or other incentive-based or equity-based compensation they received from Geokinetics during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement, as well as any profits they realized from the sale of Geokinetics securities during this 12-month period. Geokinetics intends to comply with all applicable laws in this area.

Equity Compensation

        The historical practice of Geokinetics' Board has been to grant equity-based awards to attract, retain, motivate and reward employees, particularly executive officers, and to encourage their ownership of an equity interest in Geokinetics. To date, such grants have consisted of incentive stock options, non-qualified stock options and restricted stock. Generally, the Board has granted awards of stock options or restricted stock to executive officers upon their appointment as executive officers, with the Company's obligation to grant the awards typically memorialized in an offer letter, employment agreement or an addendum to an employment agreement, entered into with the applicable executive officer. Incentive stock options were awarded to some of the named executive officers and key employees in November 2003 coinciding with the appointment of Mr. Johnson as CEO and the execution of new employment contracts with key employees. Non-qualified stock options were awarded to some executive officers and key employees in December 2005 as part of the Trace acquisition. Restricted stock grants were awarded to Mr. Johnson in connection with his new employment agreement entered into in March 2007 and some of the executive officers and key employees in September 2006 as part of the Grant acquisition. In December 2007, incentive stock options were awarded to some executive officers and key employees.

        All equity-based awards have been reflected in Geokinetics' consolidated financial statements based upon the applicable accounting guidance. In December 2004, the FASB published FASB Statement No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)" or the "Statement"). FAS 123(R) requires the Company to recognize in its financial statements the compensation cost relating to share-based payment transactions, including grants of employee stock options. Geokinetics has to measure the cost based on the fair value of the equity or liability instruments issued. FAS 123(R), which replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance, covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. To date, Geokinetics has only awarded stock options and restricted stock awards under its stock awards plan. Additionally, FAS 123(R) requires the Company to measure the cost of employee services received in exchange for stock options based on the fair value of the award on the grant date, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits Geokinetics to use any option-pricing model that meets the fair value objective in the Statement. Geokinetics adopted FAS 123(R) on a prospective basis beginning January 1, 2006, for stock-based compensation awards granted after that date and for unvested awards outstanding at that date using the modified prospective transition method. Geokinetics recognizes the fair value of stock-based compensation awards as compensation expenses in its statement of operations on a straight line basis over the vesting period.

        In December 2005, in conjunction with the Trace acquisition, Messrs. Johnson, Bell and White received non-qualified stock option grants which vested in three equal installments, subject to stockholder approval. These options were granted "in-the-money" where the price of the stock on the grant date was greater than the exercise strike price. The strike price of $12.50 used for these option grants was the same as the price of the Private Investment in Public Equity ("PIPE") offering used to finance the Trace acquisition. As part of the Trace acquisition, a valuation was completed by an independent business valuation firm and the exercise strike price of the non-qualified options was determined based on that valuation report. All of the awards granted in December 2005 are fully vested. To address deferred compensation issues, in December 2007, the contractual term of ten (10) years was modified to three (3) years and one month or the options were repriced to an exercise price of $20.00, the market price on the date of award. None of the named executive officers have exercised non-qualified stock options.

        In September 2006 in conjunction with the Grant acquisition, Messrs. Miles, McCurdy, White and Parker received grants of restricted stock which vest equally over three years beginning one year from the award date. The first one-third vested on September 8, 2007.

        On December 10, 2007, Messrs. Miles, McCurdy, White, Parker and Bell received incentive stock options which vest ratably over four years beginning November 15, 2008 in cumulative increments of 15%, 30%, 60% and 100%. With a six (6) year life, these options have a strike price of $28.00, which was greater than the trading price on the grant date. The heavy weighting of the vesting schedule on the last two years was done to provide a longer term incentive for the managers which was more aligned with the Company's stockholders.

        Geokinetics structures its cash incentive-based compensation so that it is taxable to the executive officers at the time it becomes available to them. Geokinetics currently intends to be able to take a tax deduction on all cash compensation paid unless prohibited by relevant tax laws. However, as it relates to equity-based awards, Geokinetics is not entitled to a deduction with respect to the issuance or exercise of incentive stock options. However, if the employee option holder causes the incentive stock option to be disqualified by disposing of his or her stock prematurely prior to the end of the requisite holding period, then Geokinetics may be able to take a deduction for that amount recognized by the employee option holder as ordinary income in the same year the employee option holder recognizes the income. In addition, Geokinetics' grant of shares of restricted stock are not subject to performance vesting provisions and thus, may not be fully deductible by the Company at the time the grant is otherwise taxable to the grantee.

        Geokinetics has not historically had a plan that requires the Company to grant equity-based awards to executive management on specified dates. However, Mr. Johnson's employment agreement executed on March 8, 2007, provided for an immediate award on that date of 50,000 shares. The number of restricted shares was set by the Board and the Compensation Committee in accordance with a long-term incentive plan adopted for senior executives. The lifting of restrictions on the restricted shares was to take place over a four (4) year period, with a fourth of the restrictions being lifted and the shares vesting on each of the first, second, third and fourth anniversaries of the date of grant. These shares were subject to accelerated vesting per Mr. Johnson's employment agreement upon his resignation on August 15, 2007.

        Historically, Geokinetics has not made grants of equity-based awards that were timed to precede or follow the release or withholding of material non-public information but were made in conjunction with key acquisitions and corporate actions designed to retain key personnel. It is possible that Geokinetics may establish programs or policies regarding the timing of equity-based awards in the future. The authority to make equity-based awards to executive officers rests with the Compensation Committee, which may consider the recommendations of the CEO and other executive officers.

Equity Compensation Plan Information for Stockholder Approved Plans

        The Company adopted the 2007 Stock Awards Plan ("2007 Plan") during May 2007 and the 2002 Stock Awards Plan ("2002 Plan") during March 2003. Both Plans provide for granting of (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) phantom stock awards or (vi) any combination of the foregoing to directors, officers and select employees. The Company is authorized to grant a total of 1,550,000 shares of common stock under these two plans: 750,000 shares under the 2007 Plan and 800,000 shares under the 2002 Plan. At December 31, 2007, approximately 381,178 shares remain available for grant under the 2007 Plan and no additional grants will be made under the 2002 Plan. Stock option exercises and restricted stock are funded through the issuance of new common shares.

        The following table provides information concerning the Plans as of December 31, 2007:

	Number of Restricted Stock Awards	Number of Securities to be issued upon the Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining for Future Issuances under Equity Compensation Plan
Balance at December 31, 2007	155,962	559,596	$21.27	381,178

        As of the date of this proxy, Geokinetics currently has approximately 170 eligible to participants in the Plans, including 164 employees of Geokinetics and six (6) non-employee members of the Board.

        Although the Company does not have any formal deferred compensation arrangements, to address the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and to ensure compliance therewith, the Company reviewed its compensation plans to identify any potential deferred compensation issues. As a result in December 2007 pursuant to the additional transition relief under Section 409A, the Company modified the non-qualified stock options awarded to executives and key employees in December 2005. Specifically, the contractual term of ten (10) years was modified to three (3) years and one (1) month and/or the options were repriced from an exercise price of $12.50 to $20.00, which was the market price on the date of award. The Company adopted the required changes to comply with the requirements of Section 409A and is operating in good faith compliance with the proposed regulations.

Severance and Change of Control Payments

        Geokinetics' Board believes that it should provide reasonable severance benefits to Company employees, recognizing that it may be difficult for them to find comparable employment within a short period of time. The Board also believes it prudent that the Company should disentangle itself as soon as practicable from employees whose employment terminates. The Company's historical practice for employees has been to make the termination of an employee effective at the expiration of a required advance notice period. In some situations, the termination of an employee is effective immediately upon the communication of the termination. In such cases, Geokinetics has continued to pay, on a post-termination basis, base salary compensation to the terminated employee under his or her employment agreement, if any, for the specified advance notice period. Geokinetics is currently making severance payments to Mr. Johnson, the Company's former President and CEO, in the amount of $1.4 million payable over the two year period beginning September 1, 2007.

        Geokinetics employment agreements with the named executives provide for substantial payments in the event of termination of their respective employment agreements or if Geokinetics undergoes a change of control. The compensation due to the specific executive officer in the event of the termination varies depending on the nature of the termination and the type and timing of the termination. Additionally, the compensation due to the specific executive officer in the event of a change in control varies depending on the nature of the change in control and the resulting material impact to such executive's title, duties or a negative impact on overall compensation. For additional information regarding the termination and change in control provisions of an individual executive's employment agreement, refer to "Potential Payments Upon Termination or Change in Control" discussed later. For 2008, the Company is moving towards removing Change of Control provisions from most executive employment agreements and/or requiring a double trigger for severance payments.

Other Benefits

        Geokinetics believes establishing competitive benefit packages for its employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of the employee benefit plans, including Company-paid medical, dental, vision, group life and accidental death and dismemberment insurance and the 401(k) plan, on the same basis as other employees. In 2007, Geokinetics maintained an individual life insurance policy on Mr. White at a rate of $300 per month and for Dr. Bell, at a rate of $700 per month. Through August 2007 until his resignation, Geokinetics maintained an individual life insurance policy on Mr. Johnson at a rate of $300 per month. Additionally, Geokinetics currently provides a matching contribution up to 4.5% on a 6% employee contribution under its 401(k) and international retirement plans. Geokinetics does not offer pension or retirement benefits. International officers and employees may have slightly different employee benefit plans than those offered domestically, typically based on certain legal requirements in that specific country.

Perquisites

        Geokinetics does not have a formal process for its Board or Compensation Committee to regularly review the perquisites received by members of senior management. Generally, perquisites are minimized and limited to items that support business development or allow for efficient time and resource management to enhance the productivity of the executive management team. The perquisites received by each senior executive are determined by his individual employment agreement. The specific perquisites which certain members of the executive management team are currently receiving or have received in the past include:

  •
  Reimbursement for all reasonable travel, entertainment and other expenses incurred in connection with the performance of his duties and obligations under his employment agreement;

  •
  A monthly automobile allowance which was discontinued in 2008; and

  •
  Paid membership in a lunch or country club of the executive's choice.

Effective January 1, 2008, Geokinetics eliminated the monthly automobile allowance and added this amount to each executive's base salary.

Board Process

        For the 2007 Plan year, Mr. Miles participated in deliberations with the Board and Compensation Committee concerning executive officer compensation. Going forward on at least an annual basis, the Compensation Committee will approve all compensation and awards to the CEO, CFO and certain Vice Presidents of the various business segments. With respect to equity compensation awarded to other employees, the Compensation Committee grants awards generally based on the recommendation of the CEO or other executive officers.

Summary Compensation Table

        The following table sets forth information regarding compensation earned in or with respect to the last three fiscal years by:

  •
  each person who served as the chief executive officer in 2007;

  •
  each person who served as the chief financial officer in 2007; and

  •
  the three most highly compensated executive officers, other than the chief executive officer and chief financial officer, who were serving as an executive officer at the end of 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)			Option Awards ($)(4)		All Other Compensation ($)(3)		Total ($)

Richard F. Miles, President and CEO	2007 2006	$ $	336,672 104,652	$ $	180,978 19,022	$ $	— 329,800	(2)	$ $	— —	$ $	4,800 27,353	$ $	522,450 480,827

Scott A. McCurdy, Vice President and CFO	2007 2006	$ $	200,000 62,169	$ $	115,489 9,511	$ $	— 288,575	(2)	$ $	— —	$ $	4,800 18,427	$ $	320,289 378,682

James C. White, Executive Vice President	2007 2006	$ $	260,000 231,667	$ $	200,000 75,000	$ $	— 164,900	(2)	$ $	— 796,000	$ $	15,600 14,800	$ $	475,600 1,282,367

Lee Parker, Executive Vice President	2007		$190,000		$130,000		$—			$—		$4,800		$324,800

M. Lee Bell, Chief Geophysicist	2007 2006 2005	$ $ $	194,800 190,000 190,000	$ $ $	— — $25,000	$ $ $	— — —		$ $ $	— — 99,500	$ $ $	13,200 13,200 13,200	$ $ $	208,000 203,200 327,700

David A. Johnson(1), Former President and CEO	2007 2006 2005	$ $ $	350,000 280,020 243,335	$ $ $	840,000 280,000 —	$ $ $	1,119,500 — —	(2)	$ $ $	— — 497,500	$ $ $	5,600 8,400 8,400	$ $ $	2,315,100 568,420 749,235

(1)
Mr. Johnson has received no compensation for services rendered in his capacity as a member of the Board. Part of Mr. Johnson's 2007 salary was paid according to a severance plan under which he will be paid $1.4 million over a two-year period beginning September 1, 2007. For 2006, the bonus amount reflects a combination of awards from the Senior Executive Incentive Program in the amount of $117,483 and a discretionary award by the Board in the amount of $162,517 for the 2005 calendar year.

(2)
On September 8, 2006 in conjunction with the acquisition of Grant, the Board awarded grants of restricted stock to executives and key employees. The restricted stock awards vest equally over a three year period with one-third vesting on September 8, 2007. Geokinetics stock closed at $16.50 on September 8, 2006. The value of the stock award is determined by multiplying the number of shares awarded at the $16.50 closing price. Each executive and employee who received restricted stock awards paid $0.01 per share of stock received. Mr. McCurdy paid $175.00, Mr. Miles paid $200.00, Mr. White paid $100.00, and Mr. Parker paid $100.00,

(3)
Additional benefits received by the executive include monthly car allowances, paid life insurance and country club membership. No amounts of executive compensation are deferred under the 401(k) plan. For 2007, all named executives received reimbursement in the amount of $4,800 for a car allowance, except Mr. Johnson who received

  $3,200. Additionally, Mr. Johnson received reimbursement of $2,400 for life insurance. Mr. White received reimbursement of $3,600 for life insurance and $7,200 for country club membership. For 2006 and 2005, Mr. Johnson received reimbursement in the amount of $3,600 for life insurance payments and $4,800 for car allowance. For 2006, Mr. White received reimbursement in the amount of $5,200 for car allowance, $3,600 for life insurance and $6,000 for country club membership. For 2006, both Messrs. McCurdy and Miles received reimbursement in the amount of $1,600 for car allowance and additional compensation reflects accrued but unused vacation for Mr. McCurdy in the amount of $16,827 and $25,753 for Mr. Miles that was paid upon joining the Company. For 2007, 2006 and 2005, Dr. Bell received reimbursement in the amount of $8,400 for medical insurance needs and $4,800 for car allowance.

(4)
The 2005 option awards were calculated using fair value based on a Black—Scholes valuation model, utilizing a 159% volatility, 10—year treasury bond rate at the grant date and the stock price at the grant date. For Messrs. Johnson. White and Bell's 2005 option awards, the fair value at the grant date was $19.90. For Messrs. Miles, McCurdy, White, and Parker , the 2007 option awards stock option expense was de minimus as the award vests 15% over the first year and the award was not made until December 14, 2007.

Equity-Related Compensation

2007 Grants of Plan-Based Awards

        Set forth in the table below is information regarding:

  •
  Cash amounts that could have been received in 2007 by the named executive officers under the terms of the senior management incentive compensation plans or individual employment agreements; and

  •
  Stock option or restricted stock awards granted by the Compensation Committee to the named executive officers in 2007, reflected on an individual grant basis.

        All awards were granted under the 2002 Plan and the 2007 Plan. No outstanding options or equity-based awards, were materially modified after the grant date, except for the stock options granted on December 1, 2005, whereby the contractual term of ten (10) years was modified in December 2007 to three (3) years and one month and some options were repriced to address deferred compensation issues. These grants represent all of the awards to the named executive officers under any plan during or with respect to 2006.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)		Closing Market Price on Grant Date

Richard F. Miles, President and CEO	12/10/2007 9/8/2006	$	— 259,346	(1)	— 13,334	40,000 —		$28.00 —		$22.61 —

Scott A. McCurdy, Vice President and CFO	12/10/2007 9/8/2006	$	— 226,923	(1)	— 11,667	20,000 —		$28.00 —		$22.61 —

James C. White, Executive Vice President	12/10/2007 9/8/2006 12/1/2005	$ $	— 129,673 278,000	(1) (2)(3)	— 6,667 —	20,000 — 40,000	$ $	28.00 — 12.50	$ $	22.61 — 20.00

Lee Parker, Executive Vice President	12/10/2007 9/8/2006	$	— 129,673	(1)	— 6,667	20,000 —		$28.00 —		$22.61 —

Dr. M. Lee Bell, Chief Geophysicist	12/10/2007 12/1/2005	$	— 34,750	(2)(3)	— —	6,000 5,000	$ $	28.00 12.50	$ $	22.61 20.00

David A. Johnson, Former President and CEO	12/1/2005		$173,750	(2)(3)	—	25,000		$12.50		$20.00

(1)
The estimated future payout value is determined by multiplying the number of unvested shares awarded by the closing stock price of $19.45 on December 31, 2007. Does not include one-third of award of restricted shares which vested on September 8, 2007. Each executive and employee who received a restricted stock award paid $0.01 per share of unvested stock received. Mr. McCurdy paid $116.67, Mr. Miles paid $133.34, Mr. White paid $66.67 and Mr. Parker paid $66.67.

(2)
The estimated future payout value is determined by multiplying the number of options awarded by the sum of the closing stock price of $19.45 on December 31, 2007 less the exercise price of the option.

(3)
The non-qualified stock option grants in December 2005 were granted "in-the-money" where the current price of the stock on the grant date was greater than the exercise strike price. The strike price used for these option grants was the same as the price of the PIPE offering used to finance the Trace acquisition. As part of the Trace acquisition, a valuation was completed by an independent business valuation firm and the exercise strike price of the non-qualified options was determined based on that valuation report. In December 2007, the contractual terms of ten (10) years was modified to three (3) years and one month or options were repriced to an exercise price of $20.00, the market price on the date of the award, to address deferred compensation issues. However, the options were fully vested when the contractual term was modified. The incentive stock options granted in December 2007 to the executive officers and other employees, were granted "out-of-the-money" with an exercise price of $28 which exceeded the fair value of the underlying shares of common stock on the grant date, as determined by the Board. The options vest ratably over four years beginning November 15, 2008 in cumulative increments of 15%, 30%, 60% and 100%. The heavy weighting of the vesting schedule on the last two years encourages retention, provides a longer term incentive for the managers with greater alignment with the Company's stockholders, and defers the costs to the Company. Additionally, by shortening the contractual from the historical ten (10) years to six (6) years, the overall costs to the Company should decrease.

  Outstanding Equity Awards as of December 31, 2007

        The following table provides information as of December 31, 2007, regarding vested and unvested stock options and restricted stock awards held by each of the named executive officers.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Richard F. Miles, President and CEO	12/10/2007 9/8/2006	— —	40,000 —		$28.00 —	12/10/2013 —	— 13,334	$	— 259,346

Scott A. McCurdy, Vice President and CFO	12/10/2007 9/8/2006	— —	20,000 —		$28.00 —	12/10/2013 —	— 11,667	$	— 226,923

James White, Executive Vice President	12/10/2007 9/8/2006 12/1/2005	— — 40,000	20,000 — —	$ $	28.00 — 12.50	12/10/2013 — 12/31/2008	— 6,667 —	$	— 129,673 —

Lee Parker, Executive Vice President	12/10/2007 9/8/2006	— —	20,000 —		$28.00 —	12/10/2013 —	— 6,667	$	— 129,673

Dr. M. Lee Bell, Chief Geophysicist	12/10/2007 12/1/2005	— 5,000	6,000 —	$ $	28.00 12.50	12/10/2013 12/31/2008	—		—

David A. Johnson, Former President/CEO	12/1/2005	25,000	—		$12.50	12/31/2008	—		—

(1)
The market value is determined by multiplying the number of shares that have not vested by the closing stock price of $19.45 on December 31, 2007.

Option Exercised and Stock Vested as of December 31, 2007

        The following table provides information as of December 31, 2007, regarding options exercised and vested stock awards held by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Richard F. Miles, President and CEO	—	$—	6,666	$137,120

Scott A. McCurdy, Vice President and CFO	—	$—	5,833	$119,985

James White, Executive Vice President	—	$—	3,333	$68,560

Lee Parker, Executive Vice President	—	$—	3,333	$68,560

Dr. M. Lee Bell, Chief Geophysicist	35,000	$563,850	—	$—

David A. Johnson, Former President and CEO	—	$—	50,000	$1,119,500

(1)
One-third of the restricted stock awards vested on September 8, 2007. The closing stock price on September 8, 2007 was $20.57. Mr. Johnson's restricted stock vested on August 15, 2007, and the closing stock price was $22.40.

Pension Benefits

        None of the named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

        None of the named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

        As previously discussed, although the Company does not have any formal deferred compensation arrangements, to address the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and to ensure compliance therewith, the Company reviewed its compensation plans to identify any potential deferred compensation issues. As a result in December 2007 pursuant to the additional transition relief under Section 409A, the Company modified the non-qualified stock options awarded to executives and key employees in December 2005. Specifically, the contractual term of ten (10) years was modified to three (3) years and one (1) month and/or the options were repriced from an exercise price of $12.50 to $20.00, which was the market price on the date of award. The Company adopted the required changes to comply with the requirements of Section 409A and is operating in good faith compliance with the proposed regulations.

Potential Payments Upon Termination or Change in Control

        Geokinetics has entered into employment agreements with the named executive officers that require the Company to make payments upon the severance of employment or a change in control of the Company. The specific payment amount and the benefit levels received by each executive are determined under the provisions of that executive's particular employment agreement. These arrangements are discussed below.

Chief Executive Officer—Richard F. Miles

        Under his employment agreement effective September 8, 2006, if his employment is severed for any reason other than for cause, Mr. Miles is entitled to receive as compensation a sum equal to his annual base salary. In the event his employment was severed on December 31, 2007, Mr. Miles would have received $336,672, payable on his termination date. Additionally, Geokinetics would have continued to pay for his medical insurance coverage at the existing level for one year following his termination date.

        Geokinetics' employment agreement with Mr. Miles prohibits him from competing in the seismic services industry during the term of his employment and for a period of one year after the termination of his employment either at the company's election or if he voluntarily leaves. The non-compete provision is restricted to areas where the Company is operating at the time of his termination. His employment agreement also includes an executed non-disclosure and confidentiality agreement with respect to disclosure of Geokinetics proprietary or confidential information.

Former Chief Executive Officer—David A. Johnson

        On March 8, 2007, Geokinetics executed a new employment agreement with Mr. Johnson which entitled him to compensation in the event there is a material negative change in his job scope or remuneration package (including severance at the Company's request or associated with a change of control). On August 15, 2007, Mr. Johnson resigned as President, CEO and Director of the Company. Upon his resignation, Mr. Johnson received a $1.4 million severance payment (which was equal to two times the sum of his base salary and his most recent non-zero cash bonus, but the payout amount was capped at $1.4 million) payable over the 24 equal monthly installments beginning September 1, 2007 and the accelerated vesting of non-qualified stock options and time-vested restricted stock. Per the terms of the new agreement upon his resignation, Mr. Johnson agreed not to compete in the seismic services industry for a period of two years following his resignation. The non-compete provision is restricted to the areas where Geokinetics is operating at the time of his resignation. The agreement also included a provision relating to non-disclosure and confidentiality with respect to disclosure of Geokinetics proprietary or confidential information.

Chief Financial Officer—Scott A. McCurdy

        Under his employment agreement, effective September 8, 2006, if his employment is terminated for any reason other than for cause, Mr. McCurdy is entitled to receive as compensation a sum equal to his annual base salary plus his most recent non-zero annual cash bonus, payable in a single lump sum on his termination date. In the event his employment was severed on December 31, 2007, Mr. McCurdy would have received $315,489, payable on his termination date. Additionally, Geokinetics will continue to pay for his medical insurance coverage at the existing level for one year following his termination date.

        In the event of a change in control, as defined in the 2002 Stock Awards Plan, that results in a diminution of Mr. McCurdy's duties, responsibilities or position in the management of the Company and/or results in a material negative impact on his remuneration, he has the right to terminate his employment agreement with Geokinetics by providing written notice within 90 days following the occurrence of the material negative event by giving the Company 60 days' notice. He will be entitled to receive as compensation a sum equal to his annual base salary payable in a single lump sum on his termination date. In the event a change of control resulting in a material negative change in his job scope or remuneration package occurred on December 31, 2007, Mr. McCurdy would have received $200,000, payable on his termination date.

        Geokinetics' employment agreement with Mr. McCurdy prohibits him from competing in the seismic services industry during the term of his employment and for a period of one year after the termination of his employment for any reason. The non-compete is restricted to areas where Geokinetics is operating at the time of his termination. His employment agreement also includes an executed non-disclosure and confidentiality agreement with respect to disclosure of Geokinetics proprietary or confidential information.

Executive Vice President, North American Operations—James C. White

        If his employment is severed for any reason other than for cause, under his employment agreement dated September 20, 2006, Mr. White is entitled to receive as compensation a sum equal to two times his annual base salary plus his most recent bonus. In the event his employment was severed on December 31, 2007, Mr. White would have received $720,000, payable on his termination date. Additionally, Geokinetics will pay for his medical insurance coverage at the existing level for twenty-four months following his termination date.

        Geokinetics' employment agreement with Mr. White prohibits him from competing in the seismic services industry if his employment terminates during the term of his agreement for a period of 24 months from the date of termination. The non-compete is restricted to areas involved in the same or similar work of the seismic service industry as Geokinetics. The employment agreement with Mr. White further provides that he is prohibited from contacting, communicating with, or soliciting business of any the company's customers or acquisition prospects with whom he made contact or learned about while employed with Geokinetics, for a period of twelve months from the date of termination. His employment agreement also includes an executed non-disclosure and confidentiality agreement with respect to disclosure of Geokinetics proprietary or confidential information.

        On March 5, 2007, Mr. White executed a supplement to his employment agreement which provided that from January 1, 2008 until February 1, 2008, he would have the right to make a one-time election to terminate his employment with Geokinetics. Upon making this election, Mr. White would receive a severance package equal to two times the sum of his base salary plus the most recent bonus, paid monthly over the 24 months immediately following the election. Additionally, Geokinetics would pay for COBRA insurance coverage for 24 months. Mr. White is also prohibited from competing in the seismic service industry during his employment and for a period of two years after termination if he elects to voluntarily leave. The non-compete provision is restricted to areas where Geokinetics operating at the time of his termination. In January 2008, Mr. White made the decision to waive this provision and continue his employment.

Executive Vice President, International Operations—Lee Parker

        Under his employment agreement dated August 10, 2006, if his employment is severed for any reason other than for cause, Mr. Parker is entitled to receive as compensation a sum equal to his annual base salary plus his most recent bonus. In the event his employment was severed on December 31, 2007, Mr. Parker would have received $320,000, payable on his termination date. Additionally, Geokinetics will continue to pay for his medical insurance coverage at the existing level for one year following his termination date.

        Geokinetics' employment agreement with Mr. Parker prohibits him from competing in the seismic services industry during the term of his employment and for a period of 12 months after the termination of his employment if he voluntarily leaves the Company. The non-compete is restricted to areas where Geokinetics is operating at the time of his termination. His employment agreement also includes an executed non-disclosure and confidentiality agreement with respect to disclosure of Geokinetics proprietary or confidential information.

Chief Geophysicist—Dr. M. Lee Bell

        Under his employment agreement dated January 17, 2007, if his employment is severed for any reason other than for cause, Dr. Bell is entitled to receive as compensation a sum equal to his annual base salary plus his most recent bonus. In the event his employment was terminated on December 31, 2007, Dr. Bell would have received $194,800, payable on his termination date. Additionally, Geokinetics would continue to pay for his medical insurance coverage at the existing level for one year following his termination date.

        Geokinetics' employment agreement with Dr. Bell prohibits him from competing in the seismic services industry during the term of his employment and for a period of two years after the termination of his employment if he voluntarily leaves the Company. If he is terminated at the Company's initiation, the non-compete requirement is no longer in force. The non-compete is restricted to areas where Geokinetics is operating at the time of his termination. His employment agreement also includes an executed non-disclosure and confidentiality agreement with respect to disclosure of Geokinetics proprietary or confidential information.

Executive Employment Arrangements

        Geokinetics is a party to the following employment agreements with the named executive officers as of December 31, 2007 and a number of these agreements have been renegotiated in 2008. Various provisions of these employment agreements have been discussed in previous sections. The cash component, which consists of the base salary and the incentive bonus, represent the largest proportion of the overall compensation package for each executive.

        Geokinetics is a party to a three-year employment agreement dated August 23, 2006, and amended effective as of September 8, 2006, with Richard F. Miles, pursuant to which Mr. Miles agreed to serve as the President of Grant Geophysical. The compensation payable to Mr. Miles under the employment agreement consists of: (i) an annual base salary of $336,672 per year (reviewed annually), (ii) participation in the Senior Executive Incentive Program up to an annual bonus limit of two times base salary and (iii) an award of 20,000 restricted shares of Geokinetics Common Stock, which restrictions will be lifted in three equal annual installments beginning one year from date of hire. Mr. Miles is also entitled to a lump sum payment equal to one times his current base salary plus his most recent bonus if Geokinetics terminates Mr. Miles' employment for any reason other than for cause. The employment agreement also provides that Mr. Miles will not compete in the seismic services industry during his employment and for one year after a voluntary termination of employment by Mr. Miles. On March 5, 2007, Mr. Miles was named Chief Operating Officer and on August 15, 2007, he was appointed President and Chief Executive Officer.

        Geokinetics is a party to a three-year employment agreement, dated August 16, 2006, with Scott A. McCurdy, pursuant to which Mr. McCurdy serves as the Vice President and Chief Financial Officer of the Company. The compensation payable to Mr. McCurdy under the employment agreement consists of: (i) an annual base salary of $200,000 per year (reviewed annually), (ii) participation in the Senior Executive Incentive Program up to an annual bonus limit of two times base salary and (iii) an award of 17,500 restricted shares of Geokinetics Common Stock, which restrictions will be lifted in three equal annual installments beginning September 8, 2007. Mr. McCurdy is also entitled to a lump sump payment equal to one times his current base salary plus his most recent annual non-zero cash bonus if Geokinetics terminates his employment for any reason other than for cause. The employment agreement also provides that Mr. McCurdy will not compete in the seismic services industry during his employment and for one year after a voluntary termination of employment by Mr. McCurdy.

        Geokinetics is a party to a three year employment agreement dated December 1, 2005, with James C. White, pursuant to which Mr. White agreed to serve as President of Quantum Geophysical, Inc. The compensation payable to Mr. White under the employment agreement consists of: (i) an annual base salary of $220,000 per year (reviewed annually), (ii) participation in the Senior Executive Incentive Program up to an annual bonus limit of two-times base salary and (iii) an option to acquire 40,000 shares of Geokinetics Common Stock at an exercise price of $12.50 per share, such exercise price being below the fair market value of the Common Stock on the date of grant. The option has a ten-year term and vests in three equal increments, with the first increment vesting upon the date of grant, the second increment vesting one year from the date of grant and the final increment vesting on the second anniversary of the grant date. Mr. White is also entitled to a lump sum payment equal to 1.75 times his current base salary if Geokinetics terminates Mr. White's employment for any reason other than for cause. The employment agreement also provides that Mr. White will not compete in the seismic services industry during his employment and for 1.75 years after a voluntary termination of employment by Mr. White.

        Mr. White's employment agreement was amended on September 20, 2006, to reflect an increase in his annual salary to $260,000 effective September 16, 2006. Additionally, Mr. White was awarded 10,000 restricted shares of Geokinetics stock with restrictions lifted in three equal annual installments beginning one year from the grant date. The agreement was amended to also reflect a change in the level of severance payment, increasing the amount Mr. White would be entitled to receive as compensation a sum equal to two times the sum of his annual salary and most recent bonus.

        On March 5, 2007, Mr. White's employment agreement was modified to reflect his new position as Executive Vice President reporting to the COO. From January 1, 2008 until February 1, 2008, Mr. White had the right to make a one-time election to sever his employment with the Company by giving written notice. Mr. White elected to forego this election to sever his employment and continued with the Company in the role of Executive Vice President—North American Operations. If Mr. White made this one-time election, he would have received a severance package equal to two times the sum of his base salary plus the most recent bonus, paid monthly over the 24 months immediately following his election. The Company will also pay for COBRA insurance coverage for twenty-four months.

        Geokinetics is a party to a three year employment agreement dated August 10, 2006, with Lee Parker, pursuant to which Mr. Parker served as Vice President—Technology. The compensation payable to Mr. Parker consists of: (i) an annual base salary of $160,000 per year (reviewed annually) and (ii) participation in an executive incentive program up to an annual bonus limit of two times base salary. Mr. Parker is also entitled to compensation equal to one times his current base salary plus his most recent bonus if Geokinetics severs his employment for any reason other than for cause. The employment agreement also provides that Mr. Parker will not compete in the seismic services industry during his employment and for 12 months after a voluntary termination of employment by Mr. Parker.

        Geokinetics is a party to a one year employment agreement (which is automatically renewable at the anniversary date for one year periods unless 30 days prior written notice is given) dated January 17, 2007, with M. Lee Bell, pursuant to which Dr. Bell served as President of Data Processing and Interpretation. The compensation payable to Dr. Bell consists of: (i) an annual base salary of $190,000 per year (reviewed annually) and (ii) participation in an executive incentive program up to an annual bonus limit of two times base salary. Dr. Bell is also entitled to compensation equal to one times his current base salary plus his most recent bonus if Geokinetics severs his employment for any reason other than for cause. The employment agreement also provides that Dr. Bell will not compete in the seismic services industry during his employment and for two year months after a voluntary termination of employment by Dr. Bell.

        As previously discussed, Mr. Johnson resigned his position with the Company on August 15, 2007, and the severance provisions of his new employment agreement entered into March 8, 2007, were exercised. Mr. Johnson received a severance package equal to two times the sum of his base salary and most recent non-zero cash bonus, limited to $1.4 million. In addition, all restrictions were lifted from the 50,000 share restricted stock award he was granted under the new employment agreement. The

Company began making severance payments in 24 equal monthly installments starting September 1, 2007. Pursuant to the new employment agreement, Mr. Johnson has agreed not to compete in the seismic services industry for two years following his resignation.

Director Compensation

        During 2007, the Company had three standing Board Committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. At the beginning of 2007, Gary M. Pittman served as Chairman of the Audit Committee with Christopher M. Harte and William R. Ziegler serving as additional members. Upon his appointment to the Board on May 15, 2007, Christopher D. Strong was selected to serve on the Audit Committee replacing Mr. Ziegler. Effective November 14, 2007, Christopher D. Strong was appointed to serve as Chairman of the Audit Committee succeeding Mr. Pittman. At the beginning of 2007, Mr. Harte served as Chairman of the Compensation Committee with Mr. Ziegler and Mr. Pittman serving as additional members. Effective November 14, 2007, Mr. Pittman was appointed to serve as Chairman of the Compensation Committee succeeding Mr. Harte. Mr. Ziegler served as Chairman of the Corporate Governance and Nominating Committee with Mr. Harte and Mr. Pittman serving as additional members.

        For 2007, each incumbent non-employee Director received an annual retainer of $15,000 which was increased to $25,000 effective April 1, 2007. Each director is also entitled to receive $1,000 per Board meeting attended in person or by telephone. An additional stipend of $15,000 was received by the Chairman; $7,500 for the Audit Committee Chairman which was increased to $15,000 effective November 14, 2007; and $5,000 for the Compensation Committee Chairman which was increased to $15,000 effective November 14, 2007. Effective April 1, 2007, the Compensation Committee increased the Committee meeting fee to $500 from $250 per meeting.

        The Board intends to grant future equity awards to directors on an annual basis in an amount recommended by the Compensation Committee and approved by the full Board. On May 23, 2007, the Compensation Committee recommended an award of $50,000 of restricted stock based on the fair value of Geokinetics stock at the close of business on May 23, 2007. Each incumbent director was awarded 1,785 shares of restricted stock which vest over a period of three years, with equal annual vesting over that period, subject to earlier vesting in the event of death or disability of a director or a change of control transaction. The first one-third of the restricted shares will vest on May 23, 2008. The value of the restricted stock received by the non-employee Directors is ordinary taxable income for each recipient. In December 2007, the Compensation Committee recommended an award of $50,000 in options to the directors for 2008. The stock options were granted "out-of-the-money" with an exercise price of $28 which exceeded the fair value of the underlying shares of common stock on the grant date. The stock options vest ratably over four years beginning November 15, 2008 in cumulative increments of 15%, 30%, 60% and 100%. The value of these awards will be included in the Director Compensation for 2008. There is no deferred compensation for directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

William R. Ziegler Chairman of the Board; Chairman of Corporate Governance and Nominating Committee	$55,250	$50,000	$105,250

Gary M. Pittman Chairman of Compensation Committee	$50,188	$50,000	$100,188

Christopher M. Harte Director	$45,125	$50,000	$95,125

Steven A. Webster, Director	$33,500	$50,000	$83,500

Robert L. Cabes, Jr., Director(1)	$33,500	$50,000	$83,500

Christopher D. Strong Chairman of Audit Committee	$26,125	$50,000	$76,125

(1)
Mr. Cabes is obligated under his employment with Avista Capital Holdings LP to transfer any remuneration he receives as a director of the Company to Avista.

INCORPORATION BY REFERENCE

        Geokinetics' audited financial statements, management's discussion and analysis of Geokinetics' financial condition and results of operations, and a description of any changes in and disagreements with Geokinetics' accountants on accounting and financial disclosure, included in Geokinetics' Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") is incorporated herein by reference.

        The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and information that the Company files later with the SEC will automatically update and supersede the previously filed information.

        Documents incorporated by reference are available from the Company without charge, by requesting them in writing or by telephone at the following address: Diane Anderson, Corporate Secretary, Geokinetics Inc., 1500 City West Blvd., Suite 800, Houston, Texas 77042, telephone (713) 850-7600, facsimile (713) 850-7330. Copies of the Company's SEC filings are also available on the Company's website at www.geokinetics.com.

OTHER BUSINESS

        The Board of Directors knows of no other business to be brought before the Annual Meeting other than the proposals set forth in this proxy statement. If any other proposals come before the meeting, the shares represented by proxies shall be voted in accordance with the judgment of the person or persons exercising the authority conferred by the proxies.

By Order of the Board of Directors
/s/ DIANE ANDERSON Diane Anderson Corporate Secretary
Houston, Texas April 28, 2008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.						Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
1.	ELECTION OF DIRECTORS of the Company 01 William R. Ziegler, 02 Richard F. Miles, 03 Christopher M. Harte, 04 Steven A. Webster, 05 Gary M. Pittman, 06 Robert L. Cabes, Jr., 07 Christopher D. Strong	FOR all nominees listed to the left (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐	2.	RATIFICATION OF APPOINTMENT OF UHY LLP as independent public accountants of the Company	FOR ☐	AGAINST ☐	ABSTAIN ☐
				3.	In their discretion, the proxies are authorized to vote upon any other matter that properly may come before the meeting or any adjournment thereof.

(Instruction: to withhold authority to vote for any individual nominee, write in the nominee’s name on the line below.)

Signature			Signature			Date

NOTE: Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

 FOLD AND DETACH HERE 

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

	INTERNET http://www.proxyvoting.com/gok Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		OR		TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/gok

GEOKINETICS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard F. Miles, Scott A. McCurdy and Diane Anderson as proxies, each with full power of substitution, and authorizes them to vote as designated on the reverse side, all the shares of common stock and Series B Preferred Stock of Geokinetics Inc. (the “Company”) held on record by the undersigned on Friday, April 25, 2008 (the “Record Date”) and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the Hilton Westchase, 9999 Westheimer Rd., Houston, TX 77042 at 2:00 p.m. on Tuesday, June 24, 2008, or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE 

QuickLinks

TABLE OF CONTENTS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1—ELECTION OF DIRECTORS
  Information about the Board of Directors and Committees
  Director Nominees
  Votes Required; Board Recommendation
  Director Independence
  Code of Ethics
  Meetings; Committees
  Corporate Governance and Nominating Committee
  Audit Committee
  Audit Committee Report
  Compensation Committee
  Compensation Committee Interlocks and Insider Participation
  Compensation Committee Report
PROPOSAL 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
  Principal Accountant Fees and Services
  Audit Fees
  Votes Required; Board Recommendation
  Executive Officers
  Security Ownership of Certain Beneficial Owners and Management and Selling Stockholders
  Compliance With Section 16(a) of the Exchange Act
COMPENSATION DISCUSSION AND ANALYSIS
INCORPORATION BY REFERENCE
OTHER BUSINESS